                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

         [x] Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by
             Rule 14a-6(e)(2))
         [ ] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Under Rule 14a-12

                      Harding Lawson Associates Group, Inc.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

   -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [ ] No fee required.
         [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

             1)  Title of each class of securities to which transaction applies:
                 Harding Lawson Associates Group, Inc. common stock

             2)  Aggregate number of securities to which transaction applies:
                 5,100,996

             3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Cash merger consideration of $11.50 will be exchanged for each of the 5,100,996 shares of Harding Lawson Associates Group, Inc. common stock. Fee calculated on the basis of 1/50 of 1% of the aggregate merger consideration of $58,661,454.

             4)  Proposed maximum aggregate value of transaction: $58,661,454

             5)  Total fee paid: $11,732.29

         [ ] Fee paid previously with preliminary materials:
                                                            -------------
         [ ] Check box if any part of the fee is offset as provided by Exchange
             Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

             1) Amount Previously Paid:
                                       --------------
             2) Form, Schedule or Registration Statement No.:
                                                             -------------
             3) Filing Party:
                             ------------------------------------
             4) Date Filed:
                           ------------------------

                  [HARDING LAWSON ASSOCIATES GROUP, INC. LOGO]

                      HARDING LAWSON ASSOCIATES GROUP, INC.
                       707 SEVENTEENTH STREET, SUITE 2400
                                DENVER, CO 80202

                                    ---------

DEAR STOCKHOLDER,

         You are cordially invited to attend a special meeting of the stockholders of Harding Lawson Associates Group, Inc., which will be held at 707 Seventeenth Street, Suite 2400, Denver, Colorado on Thursday, May 25, 2000, at 9:00 a.m., local time.

         At the special meeting, you will be asked to consider and vote to approve and adopt a merger agreement under which MACTEC, Inc. would acquire Harding by merger and you would be entitled to receive $11.50 per share in cash, unless you properly exercise your appraisal rights.

         Detailed information concerning the merger is set forth in the accompanying proxy statement and a copy of the merger agreement is attached as Appendix A to the proxy statement, both of which you are urged to read carefully.

         THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DECLARED THE MERGER ADVISABLE AND IN THE BEST INTERESTS OF HARDING AND ITS STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         YOUR VOTE IS IMPORTANT. To assure that your shares are represented at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. This will allow your shares to be represented at the meeting whether or not you attend the meeting.

                                          Sincerely yours,



                                          --------------------------------------
                                          Robert L. Costello, Jr.
                                          Chief Executive Officer

                            HARDING LAWSON ASSOCIATES
                       707 SEVENTEENTH STREET, SUITE 2400
                                DENVER, CO 80202

                                    ---------

                     NOTICE OF SPECIAL STOCKHOLDERS MEETING

                                    ---------

         A special meeting of stockholders of Harding Lawson Associates Group, Inc., a Delaware corporation, will be held on Thursday, May 25, 2000, at 707 Seventeenth Street, Suite 2400, Denver, Colorado, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 23, 2000, among Harding Lawson Associates Group, Inc. ("Harding"), MACTEC, Inc. ("MACTEC") and CETCAM Acquisition Corporation, a wholly owned subsidiary of MACTEC ("Merger Sub"), that will result in:

         o Merger Sub merging with and into Harding, with Harding being the surviving corporation and becoming a wholly-owned subsidiary of MACTEC; and

         o each outstanding share of Harding common stock held immediately prior to the effective time of the merger, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, being converted into the right to receive $11.50 in cash, without interest, subject to reduction for applicable withholding or stock transfer taxes.

         2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including without limitation, potential adjournments or postponements of the special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

         Only those stockholders of record at the close of business on April 20, 2000 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available during ordinary business hours at Harding's offices at 707 Seventeenth Street, Suite 2400, Denver, Colorado for a period of at least 10 days prior to the special meeting for examination by any Harding stockholder entitled to vote at the special meeting. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the special meeting. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

         PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR USE.

         PLEASE DO NOT SEND YOUR HARDING COMMON STOCK CERTIFICATES TO HARDING WITH YOUR PROXY CARDS. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE A LETTER CONTAINING INSTRUCTIONS FOR THE SURRENDER OF YOUR HARDING COMMON STOCK CERTIFICATES.

                                    By Order of the Board of Directors



                                    Valorie B. Feher
                                    Secretary

April ___, 2000

                                TABLE OF CONTENTS


                                                                                                                 PAGE

SUMMARY .........................................................................................................1

         The Companies...........................................................................................3
         Recommendation Of The Board Of Directors................................................................4
         Reasons For Merger (Page 18)............................................................................4
         Opinion Of Harding's Financial Advisor (Page 20)........................................................4
         The Special Meeting (Page 14)...........................................................................4
         Time, Date, Place And Purpose...........................................................................4
         Record Date And Voting Power............................................................................4
         Vote Required...........................................................................................5
         Proxies ................................................................................................5
         The Merger (Page 31)....................................................................................5
         What Holders Of Harding Common Stock Will Receive (Page 31).............................................5
         Effective Time Of The Merger (Page 31)..................................................................5
         Interests Of Certain Persons In The Merger (Page 25)....................................................5
         Conditions To The Merger (Page 37)......................................................................6
         Termination Of The Merger Agreement (Page 39)...........................................................6
         Termination Fees (Page 40)..............................................................................7
         Financing For The Merger (Page 28)......................................................................7
         Accounting Treatment (Page 28)..........................................................................7
         Tax Consequences (Page 29)..............................................................................8
         Regulatory Matters (Page 28)............................................................................8
         Appraisal Rights (Page 41)..............................................................................8

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................................9


MARKET PRICE OF HARDING COMMON STOCK  AND DIVIDEND HISTORY......................................................12


SELECTED CONSOLIDATED FINANCIAL DATA OF HARDING.................................................................13


THE HARDING SPECIAL MEETING.....................................................................................14

         Time, Place And Date...................................................................................14
         Purpose Of The Special Meeting.........................................................................14
         Record Date, Outstanding Shares And Voting.............................................................14
         Quorum     ............................................................................................14
         Vote Required..........................................................................................14
         Voting Of Proxies......................................................................................15
         Revocation Of Proxies..................................................................................15
         Solicitation Of Proxies................................................................................16

THE MERGER .....................................................................................................17

         Background Of The Merger...............................................................................17
         Harding's Reasons For The Merger.......................................................................18
         Recommendation Of The Board Of Directors Of Harding....................................................20

                                TABLE OF CONTENTS

                                                                                                                 PAGE
         Opinion Of Harding's Financial Advisor.................................................................20
                    Selected Companies Analysis.................................................................22
                    Precedent Transactions Analysis.............................................................23
                    Discounted Cash Flow Analysis...............................................................24
                    Premiums Paid Analysis......................................................................24
                    Other Factors...............................................................................24
         Interests Of Directors And Executive Officers In The Merger............................................26
                    Share Ownership.............................................................................26
                    Employment And Severance Arrangements.......................................................26
                    Options.....................................................................................27
                    Non-Qualified Deferred Compensation Plan....................................................27
                    Indemnification And Insurance...............................................................28
         Financing For The Merger...............................................................................28
         Expected Accounting Treatment Of The Merger............................................................28
         Hart-Scott-Rodino Filings..............................................................................29
         Material United States Federal Income Tax Considerations...............................................29
         Delisting And Deregistration Of Harding Common Stock...................................................30

THE MERGER AGREEMENT............................................................................................31

         The Merger.............................................................................................31
         Treatment Of Harding Common Stock......................................................................31
         Procedures For Exchange Of Stock Certificates..........................................................31
         Representations And Warranties.........................................................................32
         Covenants Pending The Merger...........................................................................33
         Conditions To The Merger...............................................................................37
         Termination............................................................................................39
         Termination Fees.......................................................................................40
         Amendment..............................................................................................41
         Extension; Waiver......................................................................................41
         Appraisal Rights.......................................................................................41

INFORMATION CONCERNING Harding..................................................................................45

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF HARDING..........................................45

INFORMATION CONCERNING MACTEC AND MERGER SUB....................................................................47

STOCKHOLDER PROPOSALS...........................................................................................48

WHERE YOU CAN FIND MORE INFORMATION.............................................................................48

INDEPENDENT AUDITORS............................................................................................49

                                TABLE OF CONTENTS


APPENDIX A            AGREEMENT AND PLAN OF MERGER.............................................................A-1
APPENDIX B            OPINION OF CIBC WORLD MARKETS CORP.......................................................B-1
APPENDIX C            SUMMARY OF APPRAISAL RIGHTS..............................................................C-1

                      HARDING LAWSON ASSOCIATES GROUP, INC.
                       707 SEVENTEENTH STREET, SUITE 2400
                                DENVER, CO 80202

                                    ---------

                                 PROXY STATEMENT

                                    ---------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Harding Lawson Associates Group, Inc. ("Harding") of proxies for use at the special meeting of stockholders to be held on Thursday, May 25, 2000, at 707 Seventeenth Street, Suite 2400, Denver, CO. At the special meeting, stockholders will be asked to approve the Agreement and Plan of Merger, dated as of March 23, 1999, among Harding, MACTEC, Inc. ("MACTEC") and CETCAM Acquisition Corporation, a wholly owned subsidiary of MACTEC ("Merger Sub"). Consummation of the merger will result in:

         o Merger Sub merging with and into Harding, with Harding as the surviving corporation and a wholly-owned subsidiary of MACTEC; and

         o each outstanding share of Harding common stock held immediately prior to the effective time of the merger being converted into the right to receive $11.50 in cash, without interest, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights.

         As of April 20, 2000, Harding had 5,100,996 shares of common stock, par value $.01 per share, outstanding. Only stockholders of record at the close on business on April 20, 2000, will be entitled to notice of and to vote at the special meeting. Each stockholder will be entitled to one vote for each share of common stock outstanding in the stockholder's name on the records of Harding. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Harding common stock entitled to vote.

         All proxies duly executed and received will be voted on all business properly presented at the special meeting. Only such business that is brought before the special meeting by or at the direction of the Board of Directors will be conducted at the special meeting. Proxies that specify a vote on a proposal will be voted in accordance with such specification. Proxies that do not specify a vote on a proposal will be voted in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other business to be brought before the special meeting. However, if other business is properly brought before the special meeting, the holders of the proxies will vote on those proposals at their discretion. A stockholder voting by means of a proxy has the power to revoke it at any time before it is exercised by submitting another proxy bearing a later date, by notifying the Secretary of Harding in writing of such revocation, or by voting in person at the special meeting.

         THE BOARD OF DIRECTORS OF HARDING HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DECLARED THE MERGER ADVISABLE AND IN THE BEST INTERESTS OF HARDING AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

         Harding will pay the expense of soliciting proxies. Proxies will be solicited by mail. Proxies may also be solicited by telephone calls or personal calls by officers, directors, or employees of Harding, none of whom will be specially compensated for soliciting proxies. Harding has retained the services of Corporate Investor Communications, Inc., to assist in the solicitation. Fees for such services are estimated to be approximately $5,000 plus reasonable out-of-pocket expenses. This proxy statement and the accompanying proxy were mailed on or about April __, 2000.

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposal for the special meeting fully and for a more complete description of the legal terms of the merger you should read carefully this entire document and the documents to which we have referred you. A copy of the merger agreement is attached as Appendix A to this proxy statement and reference is made thereto for a complete description of the merger. See "Where You Can Find More Information" on page 48. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

MACTEC, Inc.
1819 Denver West Drive, Suite 400
Golden, CO  80401
(303) 278-3100

         MACTEC, Inc., established in 1975, has evolved into one of the country's leading environmental professional services organizations providing major project support and leading-edge technologies. Today it is a provider of environmental solutions for multiple government and private clients through a network of over 40 offices nationwide and currently employs nearly 1,000 staff members.

Harding Lawson Associates Group, Inc.
707 Seventeenth Street, Suite 2400
Denver, CO  80202
(303) 293-6100

         Harding Lawson Associates Group, Inc., headquartered in Denver, Colorado, provides a broad range of infrastructure engineering, environmental engineering, consulting and construction-related services to private sector industrial and public sector governmental clients. The company operates through a network of nearly 40 offices nationwide and currently employs nearly 1,200 staff members.

CETCAM Acquisition Corporation
1819 Denver West Drive, Suite 400
Golden, CO  80401
(303) 278-3100

         CETCAM Acquisition Corporation is a corporation formed as a subsidiary of MACTEC to effect the merger. Merger Sub will not have any significant assets or liabilities or engage in any activities other than those related to completing the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Harding Board of Directors believes that the merger is advisable and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

REASONS FOR MERGER (PAGE 18)

         The Harding Board of Directors believes that the merger will achieve greater value at this time for Harding stockholders as compared with remaining a public company and that it is desirable to combine Harding with another prestigious engineering firm, resulting in a larger company with a substantial broader base of technical resources. In reaching its determination, the Harding Board of Directors considered various factors, such as the value to be received per share of Harding common stock in the merger, the present and anticipated environment of Harding's business, and the financial condition, results of operations, business and prospects of Harding.

OPINION OF HARDING'S FINANCIAL ADVISOR (PAGE 20)

         In connection with the merger, the Harding Board of Directors received an opinion from Harding's financial advisor, CIBC World Markets Corp., as to the fairness, from a financial point of view, of the merger consideration to the holders of Harding common stock. CIBC World Markets' written opinion, dated March 23, 2000, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by CIBC World Markets in providing its opinion. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE HARDING BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

THE SPECIAL MEETING (PAGE 14)

TIME, DATE, PLACE AND PURPOSE

         Harding will hold a special meeting of stockholders on Thursday, May 25, 2000, at 9:00 a.m., local time, at 707 Seventeenth Street, Suite 2400, Denver, Colorado. At the Harding special meeting, the holders of shares of Harding common stock will vote on the approval and adoption of the merger agreement.

RECORD DATE AND VOTING POWER

         You are entitled to vote at the Harding special meeting if you owned shares of Harding common stock as of the close of business on the record date of April 20, 2000. On the record date, there were 5,100,996 shares of Harding common stock outstanding held by approximately ___ record holders.

         You are entitled to one vote for each share of Harding common stock you owned on the record date. The holders of a majority of the shares entitled to vote at the Harding special meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the special meeting.

VOTE REQUIRED

         The affirmative vote of at least a majority of the outstanding shares of Harding common stock entitled to vote is required to approve and adopt the merger agreement and to consummate the merger.

PROXIES

         Harding will bear its own cost of solicitation of proxies. Harding will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Harding common stock held in their names. Harding has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation. Fees for such services are estimated to be approximately $5,000 plus reasonable out-of-pocket expenses.

THE MERGER (PAGE 31)

WHAT HOLDERS OF HARDING COMMON STOCK WILL RECEIVE (PAGE 31)

         Each share of your Harding common stock held immediately prior to the effective time of the merger other than shares held by stockholders who are entitled to and who have perfected their appraisal rights will be exchanged for the right to receive $11.50 in cash, without interest, subject to reduction for applicable withholding or stock transfer taxes.

         HARDING STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

EFFECTIVE TIME OF THE MERGER (PAGE 31)

         The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at such later time as agreed to by Harding and MACTEC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 25)

         As of the record date, the directors and executive officers of Harding and their affiliates directly owned an aggregate of 149,420 shares of Harding common stock, representing approximately 3.0% of the shares of Harding common stock outstanding on the record date. See "Security Ownership of Principal Stockholders and Management of Harding" on page 45.

         Some directors and executive officers of Harding have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests may relate to or arise from, among other things, potential change in control payments, the employment agreement with the Chief Executive Officer of Harding and payments pursuant to Harding's deferred compensation plan, which are discussed in more detail in "The Merger--Interests of Directors and Executive Officers in the Merger" on page 25.

         Each outstanding option to purchase Harding common stock, whether or not exercisable, will be canceled as of the effective time of the merger. Each option holder will be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by the number of shares of common stock previously subject to such option, less any required withholding taxes.

CONDITIONS TO THE MERGER (PAGE 37)

         The completion of the merger depends upon the meeting of a number of conditions, the primary ones being the following:

         o        the approval of the merger by the Harding stockholders;

         o the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

         o the absence of legal restraints or prohibitions preventing, or governmental actions challenging the consummation of the merger;

         o any material adverse change in Harding or in the financial markets, including in the market for credit facilities;

         o        the availability of $14.5 million cash of Harding; and

         o the material correctness of the representations and warranties of the parties contained in the merger agreement and the material performance of the obligations of the parties to be performed under the merger agreement.

         Each condition to the merger may be waived by the party entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT (PAGE 39)

         Harding and MACTEC may, by mutual written consent, agree to terminate the merger agreement without completing the merger, and either company may terminate the merger agreement if any of the following occurs:

         o the merger is not consummated by August 31, 2000 except that the right to terminate the merger agreement is not available to any party that is then in material breach or if such party's material breach has resulted in the failure of the merger to occur on or before August 31, 2000;

         o any enactment or order of any governmental entity or court is in effect that permanently prohibits, restrains, enjoins or restricts the consummation of the merger; or

         o Harding receives a "superior proposal" as defined in the merger agreement, the Harding Board of Directors determines in good faith to recommend or accept the superior proposal in order to act in a manner consistent with its fiduciary duties to the Harding stockholders and Harding pays MACTEC the termination fee.

         MACTEC can terminate the merger agreement if any of the following occurs:

         o Harding enters into a binding agreement with respect to a superior proposal, or the Harding Board withdraws, adversely modifies or fails to reaffirm its approval or recommendation of the merger agreement; or

         o Harding breaches any representation, warranty, covenant or agreement contained in the merger agreement that would cause the condition relating to Harding's representations and warranties or obligations pursuant to the merger agreement not to be satisfied or incapable of being satisfied and such breach is either not curable or, if curable, is not cured within twenty days after written notice of such breach is given by MACTEC.

         o Harding can terminate the merger agreement if the following occurs:

         o MACTEC breaches any representation, warranty, covenant or agreement contained in the merger agreement that would cause the condition relating to MACTEC's representations and warranties or obligations pursuant to the merger agreement not to be satisfied or incapable of being satisfied and such breach is either not curable or, if curable, is not cured within twenty days after written notice of such breach is given by Harding.

TERMINATION FEES (PAGE 40)

         If the merger agreement is terminated by either MACTEC or Harding based upon a material breach of material covenants, obligations, representations or warranties of the other party, the breaching party will reimburse the non-breaching party for costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement in the amount of $500,000. Depending on the circumstances of the termination, the merger agreement may also require Harding to pay to MACTEC a termination fee of $2.5 million.

FINANCING FOR THE MERGER (PAGE 28)

         MACTEC will fund the merger consideration with cash from credit facilities obtained in connection with the transaction and equity contributions of MACTEC's shareholders.

ACCOUNTING TREATMENT (PAGE 28)

         The merger will be treated as a "purchase" in accordance with generally accepted accounting principles.

TAX CONSEQUENCES (PAGE 29)

         In general, you will recognize a capital gain or loss equal to the difference between the cash you receive and your adjusted tax basis in the shares of common stock surrendered. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

REGULATORY MATTERS (PAGE 28)

         The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), requires Harding and MACTEC to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the merger can be completed. The waiting period under the Hart-Scott-Rodino Act has not yet been terminated.

APPRAISAL RIGHTS (PAGE 41)

         Any stockholder who does not wish to accept the merger consideration has the right under the Delaware General Corporation Law to receive the "fair value" of his or her shares of common stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect appraisal rights (a) a dissenting stockholder must not vote in favor of adopting and approving the merger agreement and (b) a dissenting stockholder must make a written demand for appraisal before the vote on the merger agreement is taken. Merely voting against the merger agreement will not protect the right of appraisal. Appendix C to this proxy statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights.

                     FREQUENTLY ASKED QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:       WHY IS HARDING PROPOSING THE MERGER?

A:       The Harding Board of Directors believes the merger of Merger Sub with and into Harding, with Harding to be the surviving corporation and a wholly-owned subsidiary of MACTEC, is advisable and in the best interests of Harding and its stockholders. The merger allows the shareholders the benefit of a substantial premium over recent trading prices and allows Harding the benefit of substantially broadening its technical resources. See page 18.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A:       Each share of Harding common stock you own, other than shares for which you are entitled to and have perfected your appraisal rights, will be converted into the right to receive $11.50 in cash, without interest, subject to reduction for applicable withholding or stock transfer taxes.

Q:       WHAT DO I NEED TO DO NOW?

A:       If you are a stockholder of Harding, you should simply indicate on your proxy card how you want to vote, then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Harding special meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote for the merger. You may withdraw your proxy at any time prior to its use at the Harding special meeting by following the directions on page 15.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:       We are working toward obtaining regulatory approvals and completing the merger as quickly as possible. We currently expect to complete the merger by May 25, 2000.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A:        The receipt of the merger consideration ($11.50 in cash per share) by holders of common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. Tax considerations to you resulting from your own individual circumstances and the merger may be complex. You should carefully read the discussion of the material U.S. federal income tax consequences of the merger on page 29 of this document and consult with your own advisors as to the federal, state and local tax consequences. Foreign stockholders should consult with local advisors as to the tax consequences of the merger.

Q:       WHAT IS THE HARDING BOARD OF DIRECTORS' RECOMMENDATION ON THE MERGER?

A:       The Harding Board of Directors unanimously approved the merger agreement and recommends that you vote FOR the proposal to approve and adopt the merger agreement. See page 21.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A:       In order to complete the merger, the merger agreement must be unanimously approved and adopted by the affirmative vote of at least a majority of the outstanding shares of Harding common stock entitled to vote.

Q:       HOW CAN I FIND MORE INFORMATION ABOUT THE MERGER?

A:       This document contains important information regarding the proposed merger, as well as information about MACTEC and Harding. It also contains important information about the factors management and the Board of Harding considered in evaluating the proposed merger. We urge you to read this document carefully, including the appendices, and to consider how the merger affects you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 48. For information about where to call to get answers to your questions, see "Who Can Help Answer My Questions?" on page 11.

Q:       IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE
MY SHARES FOR ME?

A:       No. Your broker will not vote your shares for you unless you provide instructions on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which for purposes of voting on the proposed merger will have the same effect as voting against the proposed merger.

Q:       MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:       Yes. You may change your vote at any time before your proxy is voted at the Harding special meeting. You may do this in one of three ways: You may send the Harding Secretary a written notice stating that you would like to revoke your proxy; you may complete and submit a new proxy card; or you may attend the Harding special meeting and vote in person if you tell the Harding Secretary that you want to cancel your proxy and vote in person. Simply attending the Harding special meeting, however, will not revoke your proxy.

         If you choose either of the first two options above, you must submit your notice of revocation or your new proxy card to Harding at the address on the following page. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote in person at the Harding special meeting.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:       No. After the merger is complete, the payment agent appointed by MACTEC will send you written instructions for exchanging your stock certificates. See page 31.

Q:       WHO CAN HELP ANSWER MY QUESTIONS?

A:       If you have more questions about the proposals, you should contact:

               Harding Lawson Associates Group, Inc.
               707 Seventeenth Street, Suite 2400
               Denver, CO  80202
               Attention:  Valorie B. Feher, Secretary
               (303) 293-6100

                      MARKET PRICE OF HARDING COMMON STOCK
                              AND DIVIDEND HISTORY

         Harding common stock is traded on the Nasdaq National Market under the symbol "HRDG." The following tables set forth the high and low daily closing prices of the Harding common stock as reported on Nasdaq for the fiscal quarters indicated. Harding's fiscal year end is May 31.

                                                                         High                Low
                                                                         ----                ---
    First Quarter............................................          $  8.50             $ 6.38
    Second Quarter...........................................            10.75               8.00
    Third Quarter............................................            10.25               8.88
    Fourth Quarter...........................................            10.50               9.00
1999
    First Quarter............................................          $ 10.13             $ 6.25
    Second Quarter...........................................             8.25               5.13
    Third Quarter............................................             8.25               5.13
    Fourth Quarter...........................................             9.00               5.38
2000
    First Quarter............................................          $ 8.875             $ 7.38
    Second Quarter...........................................            8.875               6.50
    Third Quarter............................................           8.3125               6.75
    Fourth Quarter (through April ___, 2000)                                                 7.63


         Set forth below are the high, low and closing sale prices of Harding common stock on March 23, 2000, and April ___, 2000. March 23, 2000 was the last full trading day prior to the public announcement of the merger, and April ___, 2000 was the last practicable trading day for which information was available prior to the date of the first mailing of this document.

                                   Harding Common Stock
                        High                 Low               Close
                        ----                 ---               -----
March 23, 2000          $9.25               $8.50              $9.25
April __, 2000


We urge you to obtain current market quotations of Harding common stock.

         Harding has not paid cash dividends on the common stock during the last ten years. The Board of Directors currently intends to retain all earnings for reinvestment in Harding's business and has no present intention of paying cash dividends in the foreseeable future.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF HARDING

         The following table sets forth selected consolidated financial data of Harding for the years ended May 31, 1995 through 1999 and for the nine-month periods ended on February 29, 2000 and February 28, 1999. The data presented below are derived from and should be read in conjunction with the consolidated financial statements of the Company, including notes thereto, incorporated by reference into this document. In the opinion of Harding's management, the nine-month selected consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for such interim periods are not necessarily indicative of results that can be expected for the full year. In addition, the following selected consolidated financial data should be read in conjunction with Harding's "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this document. See "Where You Can Find More Information" on pages 48 to 49.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           9 Months Ended
                                           February 28/29,                            Fiscal Years Ended May 31,
                                       ----------------------     --------------------------------------------------------------
                                          2000        1999           1999            1998        1997        1996        1995
                                       ----------  ----------     ----------      ----------  ----------  ----------  ----------
Income Statement Data:                      (unaudited)
    Gross revenue                      $  128,317  $  121,466     $  162,096      $  123,270  $  123,412  $  120,708  $  130,544
    Net revenue                            83,782      80,773        108,758          83,451      84,276      85,655      92,455
    Operating income/(loss)                 6,532       2,319(1)      (1,019)(2)       3,220       4,112         839       4,595
    Income/(loss) before provision
      for income taxes and minority
      interest                              6,826       2,668(1)        (568)(2)       4,262       4,288       1,647       4,907
    Net income/(loss)                       3,950       1,566(1)        (842)(2)       2,488       2,404         953       2,972

    Basic net income/(loss) per        $     0.79  $     0.32     $    (0.17)     $     0.50  $     0.49  $     0.20  $     0.63
      share
    Shares used in computing basic
      net income per share                  4,984       4,844          4,839           4,959       4,926       4,824       4,684
    Diluted net income/(loss) per      $     0.77  $     0.32     $    (0.17)     $     0.49  $     0.49  $     0.20  $     0.63
      share
    Shares used in computing
      diluted net income per share          5,150       4,890          4,839           5,087       4,950       4,844       4,700

Balance Sheet Data:
    Working capital                    $   38,394  $   34,168     $   32,697      $   34,680  $   37,780  $   35,521  $   33,369
    Total assets                           78,695      78,122         87,141          76,618      67,366      60,364      60,788
    Short-term debt                            --          --             --              --          --          --          --
    Shareholders' equity                   52,258      49,954         47,455          49,788      46,602      44,357      42,685


(1) Includes charges of $700 recorded in the second quarter related to (i) severance and recruiting costs related to a change in CEO position and (ii) the costs associated with abandoning certain leased space.

(2) Includes charges of $4,383 recorded in the fourth quarter related to (i) the write-down of its investment in its Australian operations and the closure of its operations in Mexico City ($2,154); (ii) corporate restructuring ($2,029)and (iii) the write-down of goodwill related to an acquisition made by the Company in 1993 ($200).

                           THE HARDING SPECIAL MEETING

TIME, PLACE AND DATE

         This document is being furnished to Harding stockholders as part of the solicitation of proxies by the Harding Board of Directors for use at a special meeting of stockholders of Harding to be held on May 25, 2000, at 9:00 a.m., local time, at 707 Seventeenth Street, Suite 2400, Denver, Colorado, and at any adjournment or postponement thereof. This document and the enclosed form of proxy are first being mailed to stockholders of Harding on or about April __, 2000.

PURPOSE OF THE SPECIAL MEETING

         At the Harding special meeting, the holders of shares of Harding common stock will vote on:

         o        the approval and adoption of the merger agreement;

         o the transaction of such other business as may properly come before the Harding special meeting. Only such business that is brought before the special meeting by or at the direction of the Board of Directors will be conducted at the special meeting.

         The Harding Board of Directors, after careful consideration, has unanimously approved the merger agreement and recommends that you vote "FOR" approval and adoption of the merger agreement.

RECORD DATE, OUTSTANDING SHARES AND VOTING

         Holders of record of Harding common stock at the close of business on the record date of April 20, 2000 are entitled to notice of and to vote at the Harding special meeting. On the record date, there were 5,100,996 shares of Harding common stock outstanding held by approximately ___ record holders. Each share of Harding common stock as of the record date entitles its owner to one vote.

QUORUM

         The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of stock entitled to vote at the Harding special meeting is necessary to constitute a quorum at the Harding special meeting. Shares of Harding common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Harding special meeting.

VOTE REQUIRED

         The holders of a majority of the shares of Harding common stock outstanding on the record date and entitled to vote must vote affirmatively to approve and adopt the merger agreement. Shares which abstain from voting will be treated as shares that are present and entitled to vote at the Harding special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger agreement. Broker non-votes, which are shares held by brokers or nominees for which no instructions are given by the beneficial owners of such shares, will have the same effect as shares voted against approval of the merger agreement.

         As of the record date, directors and executive officers of Harding and their affiliates have the right to vote approximately 10.6% of the outstanding shares of Harding common stock, which include shares held in trust in various company retirement savings plans for which the Board of Directors exercises voting power.

VOTING OF PROXIES

         All shares of Harding common stock which are entitled to vote and are represented at the Harding special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the Harding special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies, other than broker non-votes, will be voted for approval and adoption of the merger agreement.

         The Harding Board does not know of any matters other than those described in the notice of the Harding special meeting that are to come before the Harding special meeting. If any other matters are properly presented at the Harding special meeting for consideration, including consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting under such proxy generally will have discretion to vote on such matters in accordance with their best judgment.

REVOCATION OF PROXIES

         Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

         o giving the Secretary of Harding, at or before the taking of the vote at the Harding special meeting, a written notice of revocation bearing a later date than the proxy;

         o duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Harding before the taking of the vote at the Harding special meeting; or

         o attending the Harding special meeting and voting in person, although attendance at the Harding special meeting will not in and of itself constitute a revocation of a proxy.

         Any written notice of revocation or subsequent proxy should be sent to Harding Lawson Associates Group, Inc., 707 Seventeenth Street, Suite 2400, Denver, Colorado 80202,

Attention: Valorie B. Feher, Secretary, or hand delivered to the Secretary of Harding at or before the taking of the vote at the Harding special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Harding special meeting.

SOLICITATION OF PROXIES

         Harding will bear its own cost of solicitation of proxies. Harding will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Harding common stock held in their names. Harding has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation. Fees for such services are estimated to be approximately $5,000 plus reasonable out-of-pocket expenses.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In September, 1999, Scott E. State, the Chief Executive Officer of MACTEC, called Robert L. Costello, Jr., the Chief Executive Officer of Harding to propose a lunch meeting on October 7, 1999 for the purpose of discussing areas of common interest. Among the matters discussed at that lunch meeting were the recent move of Harding's headquarters to Denver, the industry in general and Harding's publicly announced restructuring. There was only a brief reference during the meeting to the possibility of a combination, this being in the context of a discussion regarding recent industry mergers.

         In November, 1999, Robert Costello called Scott State for the purpose of proposing a meeting that was subsequently held on December 1, 1999. At that meeting, Robert Costello inquired about MACTEC's business and its investors' objectives and inquired with regard to the possibility of MACTEC's investors acquiring an equity interest in Harding. Mr. State indicated that it was unlikely that the investors would want to acquire a minority interest and indicated that a full combination of the two firms would make more sense. Mr. Costello requested financial information from MACTEC that would allow Harding to evaluate a potential acquisition of MACTEC. Scott State agreed to that request, as a result of which the parties executed a Confidentiality Agreement on December 7, 1999.

         Scott State called Robert Costello in January, 2000 to determine Harding's interest in a transaction. Mr. Costello responded that he was evaluating several other alternatives and agreed to respond to Mr. State within the next few weeks.

         On February 8, 2000, Scott State called Robert Costello to advise him he had received an inquiry from one of the shareholders of Harding relating to the desirability of a merger transaction between the two companies. Later that same week, Scott State again called Robert Costello and indicated an interest in an acquisition of Harding by MACTEC. A discussion followed as to the ability of MACTEC to obtain the financing necessary to do the transaction and as to what price MACTEC would be prepared to offer. Scott State and Robert Costello agreed to meet personally for the purpose of discussing the issues that would be involved in an acquisition.

         On February 21, 2000, Robert Costello and Scott State met to discuss the industry, recent consolidations and issues relating to a potential combination of the two companies. It was agreed that Harding would provide information that would enable MACTEC's lenders and investors to give a preliminary indication of support for a transaction. Robert Costello informed the Chairman of the Board of Directors of Harding and another director of Harding of the discussions.

         On March 3, 2000, Robert Costello met with Scott State, Randall Clark, a representative of a MACTEC investor and a Board member, and Chris Goodwin and Lee Buckner of Paribas. There was a discussion of shareholder issues, a proposed financing commitment by Paribas and strategic plans going forward. It was agreed that the due diligence process would be continued and Robert Costello informed all Harding directors that preliminary discussions had begun with regard to a potential transaction and that there would be many issues that would have to be resolved.

         On March 10, 2000, a proposed draft of a merger agreement was submitted to Robert Costello by MACTEC and was then turned over to Harding's legal counsel, Howard, Rice, Nemerovski, Canady, Falk & Rabkin, for review. On March 12, 2000, Scott State and Robert Costello discussed by telephone issues related to the form of agreement and merger process.

         On March 15, 2000, at a regular meeting of the Board of Directors of Harding, Robert Costello, a representative of Howard, Rice, Nemerovski, Canady, Falk & Rabkin and representatives of Harding's financial advisor, CIBC World Markets, discussed with the Board of Directors of Harding the proposed transaction and the issues that would have to be resolved, including issues relating to price and break-up fee. No action was taken by the Board, but the Board authorized management to continue discussions with MACTEC and report back to the Board.

         On the afternoon of March 15, 2000, Robert Costello and a representative of Howard, Rice, Nemerovski, Canady, Falk & Rabkin met with Scott State, John W. Flanigan, a representative of a MACTEC investor and a Board member, and representatives of MACTEC's legal counsel, Morrison & Foerster LLP, and discussed issues to be resolved in the merger agreement. Between March 15, 2000 and March 23, 2000, representatives of Harding further negotiated the merger agreement with representatives of MACTEC.

         On March 23, 2000, the Harding Board of Directors held a special meeting attended by members of Harding's senior management, representatives of CIBC World Markets and a representative of Howard, Rice, Nemerovski, Canady, Falk & Rabkin. Prior to the meeting, each member of the Board of Directors had been presented with a current draft of the merger agreement. Legal counsel summarized the terms of the proposed agreement and CIBC World Markets summarized the material terms and conditions of the bank commitment received by MACTEC in connection with the proposed financing of the transaction. CIBC World Markets also described its financial analysis of the merger consideration and rendered to the Harding Board of Directors its opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Harding common stock. Following discussions, the Board of Directors of Harding declared that the merger agreement was advisable and in the best interests of Harding and the stockholders and unanimously approved the merger agreement. Harding and MACTEC executed the definitive merger agreement in the late afternoon of March 23, 2000.

         On the morning of March 24, 2000, Harding and MACTEC issued a joint press release announcing the execution of the merger agreement.

HARDING'S REASONS FOR THE MERGER

         The reasons for the decision of the Board of Directors that the merger was advisable and in the best interests of the shareholders of Harding are that the merger will allow the stockholders of Harding to receive a substantial premium over recent trading prices of Harding stock and that the competitive environment in the engineering services industry made desirable a consolidation with another leading firm in the industry for the purpose of substantially broadening the base of technical resources available to clients. With regard to the value of the transaction to the stockholders of Harding, the Board took into consideration, in addition to the other pricing considerations discussed below, the fact that the stock of Harding has not traded at a price as high as $11.50 per share since 1993. As to the business benefits of the combination, the merger will combine firms ranked No. 26, in the case of MACTEC and No. 28, in the case of Harding, among the nation's largest environmental engineering firms and will create a company having nearly $325,000,000 of annual revenues, almost double those of Harding's current revenues, and having over 2,000 employees located in key cities throughout the United States.

         In reaching its determination to approve the merger, and to recommend that Harding stockholders vote to approve and adopt the merger agreement, the Harding Board of Directors considered the following material factors:

         o        The financial and other terms of the merger agreement;

         o The business, results of operations, properties and financial condition of the Company and the nature of the industry in which it operates;

         o The fact that the per share price represents a 44% premium over the average trading price of Harding's common stock for the three months prior to the date of the meeting;

         o The history of the price of the shares of common stock of Harding on Nasdaq over the last several years and the recent daily trading volume in Harding's shares;

         o The discussions held by Harding with other companies regarding potential business combination transactions with Harding and the Board's view, in light of these discussions, as to the likelihood of a superior proposal;

         o Harding's existing competitive and market position, including Harding's ability to effectively compete with companies having significantly greater financial resources than the Company;

         o The alternatives available to the Harding in light of the consideration proposed to be received pursuant to the merger agreement, including continuing to maintain Harding as an independent company and not engaging in any extraordinary transaction or engaging in an extraordinary transaction designed to increase the trading price for the shares of common stock of the Harding;

         o The financial presentation of CIBC World Markets and its opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of Harding common stock;

         o The provisions of the proposed merger agreement, including the provision allowing Harding to respond to a proposal concerning an acquisition of Harding that the Board determines in good faith is reasonably likely to be a superior proposal, and the provisions which permit Harding to terminate the proposed merger agreement upon payment to MACTEC of a termination fee in the event of receipt of a superior proposal;

         o Whether MACTEC is able to meet its obligations under the merger agreement; and

         o Legal matters relating to the merger agreement, including the review provided for under the Hart-Scott-Rodino Act with respect to the antitrust implications of the transaction.

         The Harding Board of Directors also took into account the fact that as a result of the merger the Harding stockholders would no longer participate in any future growth and prospects of Harding. However, the Harding Board believed that a sale of Harding under the terms of the merger would achieve greater value at this time for the Harding stockholders as compared with remaining a public company. The Harding Board concluded that the potential benefits of the merger outweighed the potential risks.

         The Harding Board of Directors did not quantify or otherwise assign relative weights to these factors or determine that any factor was of particular importance. Rather, the Harding Board made its recommendation based on the totality of the information presented to and considered by it.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF HARDING

         The Harding Board of Directors has determined that the merger agreement is advisable and in the best interests of Harding and its stockholders. Accordingly, the Harding Board has unanimously approved the merger agreement and recommends that Harding stockholders vote FOR approval and adoption of the merger agreement at the Harding special meeting.

OPINION OF HARDING'S FINANCIAL ADVISOR

         Harding engaged CIBC World Markets to act as its exclusive financial advisor in connection with the merger. On March 23, 2000, at a meeting of the Harding Board of Directors held to evaluate the proposed merger, CIBC World Markets rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 23, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Harding common stock.

         THE FULL TEXT OF CIBC WORLD MARKETS' WRITTEN OPINION DATED MARCH 23, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE HARDING BOARD OF DIRECTORS, RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTERS RELATING TO THE

PROPOSED MERGER. THE SUMMARY OF CIBC WORLD MARKETS' OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION.

         In arriving at its opinion, CIBC World Markets:

         o        reviewed the merger agreement;

         o reviewed audited financial statements of Harding for the fiscal years ended May 31, 1997, May 31, 1998 and May 31, 1999;

         o reviewed unaudited financial statements of Harding for the fiscal quarters ended August 31, 1999 and November 30, 1999;

         o reviewed financial projections for Harding prepared by the management of Harding;

         o reviewed the historical market prices and trading volume for Harding common stock;

         o held discussions with the senior management of Harding with respect to the business and prospects for future growth of Harding;

         o reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed comparable to Harding;

         o performed a discounted cash flow analysis of Harding using assumptions of future performance provided to CIBC World Markets by the management of Harding;

         o reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

         o        reviewed public information concerning Harding;

         o at the request of Harding, approached and held discussions with third parties to solicit indications of interest in the possible acquisition of Harding; and

         o performed other analyses and reviewed other information as it deemed appropriate.

         In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by Harding and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Harding provided to or discussed with CIBC World Markets, CIBC World Markets assumed, at the direction of Harding's management, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Harding's management.

         CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Harding or its affiliated entities. CIBC World Markets expressed no opinion as to the underlying valuation, future performance or long-term viability of Harding, or the price at which Harding common stock would trade or otherwise be transferable after announcement or upon consummation of the merger. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. No other instructions or limitations were imposed by the Harding Board of Directors on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

         The following is a summary of the material financial analyses performed by CIBC World Markets in connection with its opinion to the Harding Board of Directors dated March 23, 2000:

SELECTED COMPANIES ANALYSIS

         CIBC World Markets reviewed financial and operating data for the following 10 selected publicly held companies in the engineering and construction industry:

         o        The IT Group, Inc.

         o        Tetra Tech, Inc.

         o        URS Corp.

         o        Ecology and Environment, Inc.

         o        GZA GeoEnvironmental Technologies, Inc.

         o        Michael Baker Corp.

         o        Roy F. Weston, Inc.

         o        Sevenson Environmental Services, Inc.

         o        STV Group, Inc.

         o        TRC Companies, Inc.

         CIBC World Markets reviewed enterprise values, calculated as equity market value, plus debt, less cash, as multiples of, among other things, latest 12 months and estimated calendar year 2000 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and earnings before interest and taxes, commonly known as EBIT, and reviewed equity values as a multiple of latest 12 months and estimated calendar year 2000 net income. Multiples of latest 12 months EBITDA, EBIT and net income were calculated both before and after taking into account the pro forma effects of cost synergies generated by Harding's restructuring and multiples of estimated calendar year 2000 EBITDA and EBIT were calculated based on the present value of those financial statistics, using a discount rate of 12.5%. CIBC

World Markets then applied a range of selected multiples of latest 12 months and estimated calendar year 2000 EBITDA, EBIT and net income derived from the selected companies to corresponding financial data of Harding. All multiples for the selected companies were based on closing stock prices on March 21, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Harding were based on internal estimates of Harding's management. This analysis resulted in an implied equity reference range for Harding of approximately $10.10 to $11.40 per share, as compared to the merger consideration of $11.50 per share.

PRECEDENT TRANSACTIONS ANALYSIS

         CIBC World Markets reviewed the transaction values and implied transaction multiples in the following 18 selected transactions effected in the engineering and construction industry over the period June 1995 to May 1999:

          Acquiror                                    Target
          --------                                    ------
o The IT Group, Inc.                    EMCON
o URS Corp.                             Dames & Moore Group
o The IT Group, Inc.                    Certain assets of ICF Kaiser International, Inc.
o Jacobs Engineering Group, Inc.        Sverdrup Corp.
o The IT Group, Inc.                    Fluor Daniel GTI, Inc.
o Dames & Moore Group                   Radian International LLC
o Harding                               ABB Environmental Services
o International Technology Corp.        OHM Corp.
o Investor Group                        ATC Group Services, Inc.
o URS Corp.                             Woodward-Clyde Group, Inc.
o The Carlyle Group                     International Technology Corp.
o Aspen Technology, Inc.                Setpoint, Inc.
o Tyco International Ltd.               Earth Technology Corp. (USA)
o URS Corp.                             Greiner Engineering, Inc.
o Fluor Daniel GTI, Inc.                Groundwater Technology, Inc.
o Thermo Remediation Inc.               Remediation Technologies, Inc.
o Raytheon Engineers & Constructors     Litwin Engineers & Constructors, Inc.
o Thermo Remediation Inc.               Nuclear Services Group


         CIBC World Markets reviewed transaction values in the selected transactions as multiples of latest 12 months EBITDA and EBIT and reviewed equity values as a multiple of latest 12 months net income, both before and after taking into account the pro forma effects of cost synergies generated by Harding's restructuring. CIBC World Markets then applied a range of selected multiples of latest 12 months EBITDA, EBIT and net income derived from the selected transactions to corresponding financial data of Harding. All multiples were based on publicly available information at the time of announcement of the selected transactions. CIBC World

Markets noted, however, that stock prices of companies in the engineering and construction industry generally had declined and the pace of consolidation in that industry had slowed since May 1999. This analysis resulted in an implied equity reference range for Harding of approximately $12.80 to $18.10 per share, as compared to the merger consideration of $11.50 per share.


DISCOUNTED CASH FLOW ANALYSIS

         CIBC World Markets performed a discounted cash flow analysis of Harding to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Harding could generate for the last quarter of fiscal year 2000 and the fiscal years 2001 through 2004, based on internal estimates of Harding's management. The range of estimated terminal values for Harding was calculated by applying terminal value multiples of 3.0x to 5.0x to Harding's estimated calendar year 2004 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 11.5% to 13.5%. This analysis resulted in an implied equity reference range for Harding of approximately $10.90 to $14.10 per share, as compared to the merger consideration of $11.50 per share.

PREMIUMS PAID ANALYSIS

         CIBC World Markets reviewed the premiums paid in 65 transactions having transaction values of between $50 million to $100 million effected since May 3, 1999. CIBC World Markets then applied the median premiums derived from these transactions based on the per share market prices of the target company one trading day, one week and four weeks prior to public announcement of the transaction to the per share market prices of Harding common stock one day, one week and four weeks prior to March 21, 2000. This analysis indicated an implied equity reference range for Harding of approximately $9.70 to $11.00 per share, as compared to the merger consideration of $11.50 per share.

OTHER FACTORS

         In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

         o historical market prices and trading volumes of Harding common stock and the relationship between movements in Harding common stock, movements in the S&P 500 index and movements in the common stock of the selected engineering and construction companies; and

         o the trading range for shares of Harding common stock for the 52-week period preceding the date of CIBC World Markets' opinion.

         The above summary is not a complete description of CIBC World Markets' opinion to the Harding Board of Directors or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

         In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Harding. No company, transaction or business used in the analyses as a comparison is identical to Harding or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

         The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

         The type and amount of consideration payable in the merger was determined through negotiation between Harding and MACTEC. Although CIBC World Markets provided financial advice to Harding during the course of negotiations, the decision to enter into the merger was solely that of Harding's Board of Directors. CIBC World Markets' opinion and financial analyses were only one of many factors considered by Harding's Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of Harding's Board of Directors or management with respect to the merger or the merger consideration.

         Harding selected CIBC World Markets based on CIBC World Markets' reputation, expertise and experience. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Harding for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

         Harding has agreed to pay CIBC World Markets for its services upon completion of the merger an aggregate fee of approximately $1.4 million. In addition, Harding has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

         In considering the recommendation of the Harding Board of Directors, Harding stockholders should be aware that certain of the directors and executive officers of Harding may have interests in the merger that are different from, or in addition to, the interests of Harding stockholders generally, and that may create potential conflicts of interest. Harding directors, officers and employees have rights with respect to severance provisions under existing employment contracts, indemnification provisions and liability insurance in connection with the merger. The Harding Board of Directors was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

SHARE OWNERSHIP

         As of the record date, directors and executive officers of Harding and their affiliates directly owned approximately 3.0% of the outstanding shares of Harding common stock. See "Security Ownership of Certain Beneficial Owners and Management of Harding."

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

         Harding is a party to an employment agreement with Robert L. Costello, Jr., Harding's Chief Executive Officer, which contains a change of control provision entitling Mr. Costello to 150% of his current base salary and full vesting of his stock options upon a change of control plus the occurrence within six months after the change of control of either an involuntary termination without cause of Mr. Costello's employment or a voluntary termination of Mr. Costello's employment following a material reduction in his duties or responsibilities.

         Mr. Costello has entered into a new employment agreement with MACTEC that will become effective on the closing under the merger agreement. The new agreement would replace his employment agreement with Harding and would extend approximately one year beyond the expiration date of his employment agreement with Harding. His Harding options vest immediately prior to the effectiveness of the merger along with those of all of the other optionholders.

         Provisions with regard to salary, bonuses, severance payments and other benefits under the new employment agreement with MACTEC have been designed to be substantially the same as those that were contained in Mr. Costello's employment agreement with Harding. In addition to his right to terminate his employment with MACTEC and receive a severance payment in the event of a material reduction in his duties or responsibilities, Mr. Costello may terminate his employment with MACTEC for any reason for a limited period of time after the date that is one year following consummation of the merger and receive severance payments in substantially the same amounts as provided in his current employment agreement. Mr. Costello would be granted options under a new stock option plan of MACTEC nominally covering 60,000 shares of the capital stock of MACTEC, 10,000 of which would be exercisable at a price of $10.00 per share, the present fair market value of MACTEC's stock, 20,000 of which would be exercisable at a price of $15.00 per share and 30,000 of which would be exercisable at a price of $20.00 per share, based upon MACTEC's expected capitalization at the effective time of the merger. Exercise of the maximum possible number of options would result in Mr. Costello's owning less than one percent of the outstanding stock of MACTEC. If the financial performance targets in the new stock option plan to be determined by MACTEC's Board are achieved, Mr. Costello's stock option package would be substantially similar to that which Mr. Costello had under his existing employment agreement.

         Harding is a party to a Retention Agreement with Claude Corvino, an executive officer of Harding's wholly-owned subsidiary, Harding Lawson Associates, Inc. The retention agreement contains certain change of control provisions that together with certain triggering events within one year would entitle Mr. Corvino to 100% of his regular annual salary, acceleration of any unvested portion of options that had been granted previously, the continuation of certain continuation of health and welfare benefits and reimbursement for certain professional outplacement.

         Harding is a party to change of control severance agreements with the following other persons who are executive officers of Harding or its subsidiaries: Michael Carroll, Ann E. Massey, Oliver P. Wesley and Valorie B. Feher. Under these agreements, all of which are substantially identical, in the event there is a change of control in Harding, plus the occurrence of at least one other triggering event, such executives are entitled to compensation equal to 100% of their regular annual salary and the acceleration of the unvested portion of options held by them.

         Employment, retention and severance arrangements under the foregoing agreements are in lieu of severance benefits under Harding's severance policy available to all employees.

OPTIONS

         All options held by directors and executive officers will vest immediately prior to the effective time of the merger. The holders thereof will receive cash for each option equal to the excess, if any, of the merger consideration over the exercise price per share of such option, less applicable withholding taxes.

         The options held by Mr. Costello covering 130,000 shares exercisable at a price of $6.9375 per share and an additional 100,000 shares exercisable at a price of $10.00 per share will be converted into the right to receive cash in the amount of $743,125, based upon the difference between $11.50 a share and the respective exercise prices of those options. The options held by the other directors and executive officers of Harding will be converted into the right to receive cash in the following amounts: Mr. Puntillo--$46,818; Mr. Edgar--$28,125; Mr. Platt--$23,034; Mr. Stager--$16,688; Mr. Waller--$10,125;
Mr. Carroll--$110,840; Mr. Corvino--$199,743; Ms. Feher--$36,063; Ms.
Massey--$61,682; and Mr. Wesley--$136,090.

         See "Security Ownership of Principal Stockholders and Management of Harding" on page 45.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

         The merger agreement requires that the Non-Qualified Deferred Compensation Plan of Harding and the rabbi trust used in connection therewith be terminated prior to the effective time of the merger. Upon termination of the Plan, the following shares of common stock of

Harding and amounts will be distributed out of the Plan to directors and executive officers of Harding:


          Officer/Director         Harding Shares            Mutual Funds
          ----------------         --------------            ------------
                                                            (as of 2/29/00)
  Michael D. Carroll                      317                     $1,225
  Claude Corvino                        1,722                    567,176
  Anne E. Massey                            0                      6,362
  Oliver P. Wesley                      2,094                      5,445
  Ross K. Anderson                      5,964                          0
  James M. Edgar                        9,571                          0
  Stuart F. Platt                       5,141                     54,853
  Richard D. Puntillo                  34,502                        386
  Donald K. Stager                     10,789                          0
  Frank S. Waller                         778                          0


INDEMNIFICATION AND INSURANCE

         Under the terms of the merger agreement, from and after the merger, MACTEC is obligated for a period of six years to continue in full force and effect the indemnification rights presently in effect for present and former directors and officers of Harding. These individuals have the right to be indemnified against any costs or expenses (including reasonable attorneys' fees and the right to have expenses advanced), judgments, fines, losses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that Harding would have been permitted under Delaware law. If the merger closes, MACTEC and Merger Sub must cause the surviving corporation to honor the indemnification agreements in effect for Harding's former and existing directors and officers. In addition, MACTEC is obligated to keep in effect for that six years the existing directors' and officers' liability insurance maintained by Harding, subject to a limitation on the amount of insurance premium MACTEC would have to pay for that purpose.

FINANCING FOR THE MERGER

         MACTEC intends to fund the merger consideration with cash from credit facilities obtained in connection with the transaction and equity contributions of MACTEC's shareholders.

EXPECTED ACCOUNTING TREATMENT OF THE MERGER

         The merger will be accounted for using the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States. Under this method of accounting, the aggregate consideration paid by MACTEC in connection with the merger will be allocated to Harding's assets and liabilities based on their fair values, with any excess or deficit being treated as goodwill. Goodwill from such an acquisition is generally amortized in equal annual installments over a period of time. The assets and liabilities and results of operations of Harding will be consolidated into the assets and liabilities and results of operations of MACTEC from the date of the merger.

HART-SCOTT-RODINO FILINGS

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, certain transactions, including the merger, may not be consummated until Notification and Report Forms pursuant to the Act have been filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied. On April __, 2000, each of MACTEC and Harding filed a Notification and Report Form pursuant to the Act with the Antitrust Division and the FTC. The waiting period under the Act has not yet been terminated. At any time before or after the effective time of the merger, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require either MACTEC or Harding to divest substantial assets. Neither Harding nor MACTEC believe the merger will violate the antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         Upon consummation of the merger each outstanding share of Harding common stock will be converted into the right to receive $11.50 in cash, without interest, subject to reduction for applicable withholding or stock transfer taxes. The following discussion is a summary of the principal federal income tax consequences of the merger to the stockholders of Harding whose shares of common stock are surrendered pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law, including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as consideration. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. Future legislative changes, judicial administrative changes or interpretations could alter or modify the statements and conditions set forth herein, and these changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of Harding.

         THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE IMPORTANT TO A STOCKHOLDER BASED ON SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAX LAWS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT

SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS. FOREIGN STOCKHOLDERS SHOULD CONSULT WITH LOCAL ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER.

         The receipt of cash pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger agreement and the stockholder's adjusted tax basis in the shares of common stock surrendered pursuant to the merger agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to non-corporate stockholders (including individuals, estates and trusts) will, as a general matter, depend upon each stockholder's holding period for the shares of common stock at the effective time of the merger. If a non-corporate stockholder's holding period for the shares of common stock is more than one year, either a 20 percent or a 10 percent capital gains rate generally will apply to such gain, depending on the amount of taxable income of such stockholder for such year. If the stockholder's holding period for the shares of common stock is one year or less, such gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

         For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

         Payment in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Stockholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

DELISTING AND DEREGISTRATION OF HARDING COMMON STOCK

         Harding common stock currently is traded on the Nasdaq National Market under the symbol "HRDG." Upon consummation of the merger, Harding common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended. Following the merger, Harding stockholders will be instructed to exchange their outstanding stock certificates for the merger consideration. See "The Merger Agreement--Procedures for Exchange of Stock Certificates" on page 31.

                              THE MERGER AGREEMENT

         The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated in this document by reference. The summary is not complete and is qualified in its entirety by reference to the merger agreement. We urge all stockholders of Harding to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

         The merger agreement provides that CETCAM Acquisition Corporation will be merged with and into Harding. At the time of the merger, the separate corporate existence of CETCAM Acquisition Corporation will cease and Harding will continue as the surviving corporation and as a wholly-owned subsidiary of MACTEC. The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as agreed to by Harding and MACTEC and established under the certificate of merger.

TREATMENT OF HARDING COMMON STOCK

         At the time of the merger, each issued and outstanding share of Harding common stock other than shares held by stockholders who are entitled to and who have perfected their appraisal rights will be converted into the right to receive $11.50 in cash, without interest, subject to reduction for applicable withholding or stock transfer taxes.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

         As of the time of the merger, MACTEC will cause to be deposited with a paying agent, for the benefit of holders of Harding common stock, cash sufficient to pay the aggregate merger consideration in exchange for the shares of Harding common stock outstanding immediately prior to the effective time of the merger upon due surrender of the certificates representing Harding common stock. Promptly after the effective time of the merger, the paying agent will mail to each record holder of Harding common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates for payment. Holders of certificates who surrender their certificates to the paying agent together with a duly executed letter of transmittal will be entitled to receive $11.50 in cash per share payable to the holders thereof, without interest, subject to reduction for applicable withholding or stock transfer taxes. The surrendered Harding certificates will be canceled.

         After the effective time of the merger, there will be no further transfers on the stock transfer books of Harding of shares of Harding common stock that were outstanding immediately prior to the effective time of the merger.

         Any portion of the cash deposited with the paying agent that remains unclaimed by Harding stockholders for 180 days after the effective time of the merger will be returned to MACTEC. After such 180-day period, any Harding stockholder must look only to MACTEC for payment of the consideration under the merger agreement.

         MACTEC is entitled to deduct and withhold from the consideration otherwise payable to any holder of Harding common stock the amounts it is required to deduct and withhold with respect to the payment of such consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid to the holder of the shares of Harding common stock.

         If any Harding certificate is lost, stolen or destroyed, the Harding stockholder must provide an appropriate affidavit of that fact. MACTEC may require the owner of such lost, stolen or destroyed Harding certificate to post a bond in a customary amount as indemnity against any claim that may be made against MACTEC with respect to the Harding certificate alleged to have been lost, stolen or destroyed.

         HOLDERS OF HARDING COMMON STOCK SHOULD NOT SEND IN THEIR HARDING CERTIFICATES TO THE PAYING AGENT UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE PAYING AGENT.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by Harding, relating to, among other things:

         o its and its subsidiaries' organization, good standing and qualification;

         o        its capitalization;

         o its corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the merger;

         o governmental or regulatory consents and approvals required for the consummation of the merger;

         o its reports and financial statements, the absence of certain changes since November 30, 1999 and the absence of undisclosed liabilities;

         o        litigation;

         o        employee benefit plans and labor matters;

         o        compliance with laws and permits;

         o inapplicability of any takeover statute to the merger or the transactions contemplated by the merger agreement;

         o        environmental matters;

         o        taxes;

         o        existence of necessary permits;

         o        intellectual property and Year 2000 compliance matters;

         o        material and government contracts;

         o        payments resulting from the merger;

         o        title to assets and absence of liens;

         o        interested party transactions;

         o        insurance matters; and

         o        brokers' and finders' fees.

         In addition, the merger agreement contains representations and warranties made by MACTEC and Merger Sub relating to, among other things:

         o        their organization, good standing and qualification;

         o their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the merger;

         o governmental or regulatory consents and approvals required for the consummation of the merger;

         o        financing; and

         o        brokers and finders.

COVENANTS PENDING THE MERGER

         Operational Covenants. The merger agreement provides for covenants of the Harding pending the merger, including covenants of Harding restricting the:

         o        amendment of corporate governance documents;

         o        issuance of securities;

         o        failing to maintain permits;

         o declaration and payment of dividends and changes in share capital;

         o        making of tax elections;

         o incurrence of indebtedness and the acquisition of equity interests;

         o        waiving or relinquishing of material rights;

         o        making of capital expenditures;

         o        changing accounting principles or practices;

         o        entering into, amendment or termination of material contracts;

         o taking any action or allowing any event to occur that would make Harding's representations or warranties materially incorrect; and

         o        changes in compensation and employee benefit plans.

         Acquisition Proposals. The merger agreement provides that Harding will not, and will not permit or cause any of its subsidiaries or any of their representatives to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide information to any person concerning any actual or potential alternative proposal. The term "alternative proposal" means, any inquiry, proposal or offer with respect to any:

         o merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Harding or any of its subsidiaries; or

         o the purchase of a material portion of the assets of Harding and its subsidiaries taken as a whole or the purchase of or tender offer for 20% or more of the equity securities of Harding.

         However, the terms of the merger agreement do not prevent Harding or its Board of Directors from:

         o complying with Rule 14e-2 promulgated under the Exchange Act with regard to an alternative proposal, or

         o (1) providing information in response to a request therefor by a person who has made an unsolicited bona fide acquisition proposal to acquire more than 50% of the voting equity securities of Harding or all or substantially all of the assets of Harding that the Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) is reasonably likely to be completed and more favorable to Harding's shareholders from a financial point of view than the merger with Merger Sub and for which financing is then committed or which is as likely to be obtained as is MACTEC's financing (a "superior proposal");
                  (2) engaging in any negotiations or discussions with any person who has made a superior proposal; or (3) terminating the merger agreement and recommending the superior proposal to the stockholders of Harding, if and only to the extent that the Harding Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their respective fiduciary duties under applicable law.

         Harding has agreed to give three business days' written notice to MACTEC of any superior proposal and to negotiate with MACTEC in good faith during such three business day period to enable MACTEC to negotiate a modified proposal during that period such that the superior proposal no longer constitutes a superior proposal. Harding has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         Stockholders Meetings. Pursuant to the merger agreement, Harding has agreed to convene a meeting of the holders of common stock of Harding to consider and vote upon the approval and adoption of the merger agreement. In addition, Harding has agreed that the Harding Board of Directors, except as otherwise described with respect to superior proposals above, will recommend approval of the merger agreement and will not withdraw or modify such recommendation.

         Filings; Other Actions; Notification. MACTEC and Harding have agreed to cooperate with one another to prepare and file this proxy statement with the SEC and respond promptly to any SEC comments. MACTEC and Harding have also agreed to promptly file notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and to respond as promptly as practicable to any inquiries received from the FTC and the Justice Department for additional information or documentation.

         In addition, Harding and MACTEC each has agreed to cooperate with the other and use reasonable best efforts to cause to be done all things, necessary, proper or advisable to consummate and make effective as promptly as practical the transactions contemplated by the merger agreement.

         Nasdaq Listing. Action will be taken after the merger becomes effective to cause the shares of common stock of Harding to be de-listed from the Nasdaq National Market and de-registered under the Exchange Act.

         Stock Options and Stock Plans. The merger agreement provides that prior to the effective time of the merger, Harding will take necessary actions to cause each outstanding option to purchase Harding common stock under each of the Harding stock plans to fully vest, subject to the successful completion of the merger. Thereafter, the holder of such option, upon surrender of the option, will receive an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by the number of shares of common stock previously subject to such option, less any required withholding taxes. Harding will take the actions necessary to cause Harding's Employee Stock Purchase Plan and Harding's Non-Qualified Deferred Compensation Plan and related rabbi trust and any other plans designated by MACTEC (other than existing medical, health and dental plans) to be terminated effective as of the effective time of the merger.

         Employee Benefits. Pursuant to the merger agreement, MACTEC has agreed that during the period commencing at the effective time of the merger and ending on the first anniversary thereof, the employees of Harding and its subsidiaries will continue to be provided with benefits that are no less favorable in the aggregate than those benefits generally in effect with similarly situated employees of MACTEC, and in addition has agreed to maintain Harding's existing medical, health and dental plans in effect through December 31, 2000. To the extent that employees of Harding and its subsidiaries become participants in any plans maintained by MACTEC or its subsidiaries:

         o any such employees will receive credit under such plans of MACTEC or any of its subsidiaries for service with Harding or any of its subsidiaries or predecessors (to the extent service with such predecessors was credited under the Harding compensation and benefit plans) prior to the effective time of the merger for the purpose of determining eligibility and vesting, except to the extent such treatment will result in duplication of benefits;

         o MACTEC will, to the extent permitted under the relevant plan and within MACTEC's control, cause any pre-existing condition limitation and eligibility waiting period under group health plans of MACTEC or any of its subsidiaries to be waived with respect to such participants and their eligible dependents; and

         o MACTEC will provide each employee with credit toward payments and deductibles paid prior to the plan entry date in satisfying any applicable deductions and annual out-of-pocket limits for expenses incurred prior to the merger.

         Expenses. The surviving corporation will pay all charges and expenses, including those of the paying agent, in connection with the transactions relating to the surrender of the Harding common stock in exchange for the merger consideration. Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that if the merger agreement is terminated by either MACTEC or Harding based upon a material breach of material covenants, obligations, representations or warranties, the other party will pay the non-breaching party's expenses in connection with the merger agreement and the transactions contemplated by the merger agreement in the amount of $500,000.

         Indemnification; Directors' and Officers' Insurance. The merger agreement provides that for a period of six years after the effective time of the merger, each present and former director and officer of Harding shall continue to be entitled to indemnification against any costs or expenses (including reasonable attorneys' fees and advancement of expenses), judgments, fines, losses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that Harding would have been permitted or required under Delaware law, its charter or bylaws and agreements in effect on the date of the merger agreement to indemnify such person. If the merger closes, MACTEC and Merger Sub must cause the surviving corporation to honor the indemnification agreements in effect for Harding's former and existing directors and officers.

         The merger agreement further provides that the surviving corporation will maintain Harding's existing directors' and officers' liability insurance (or directors' and officers' liability insurance that is not less advantageous) for a period of six years after the effective time of the merger, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the insurance prior to the date of the merger agreement. However, if the existing directors' and officers' insurance or insurance that is not less advantageous cannot be acquired during the six-year period for not in excess of 150% of the last annual premium paid for the insurance prior to the date of the merger agreement, then the surviving corporation will obtain as much directors' and officers' insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid for the insurance prior to the date of the merger agreement.

CONDITIONS TO THE MERGER

         The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

         o the merger agreement shall have been adopted by Harding's stockholders;

         o no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity of competent jurisdiction and be in effect which prohibits, restrains, enjoins or restricts the consummation of the merger; and

         o any waiting period under the Hart-Scott-Rodino Act shall have terminated or expired.

         The obligations of MACTEC and Merger Sub to effect the merger are also subject to the waiver by MACTEC or satisfaction at or prior to the effective time of the following conditions:

         o Harding shall have performed in all material respects each of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

         o there shall not have been any regulation, legislation, statute, rule, injunction, judgment or other promulgated, enacted, entered or enforced or deemed applicable to the merger by any government entity and be in effect (other than the routine application to the merger of waiting periods under the Hart-Scott-Rodino Act), that in the reasonable judgment of MACTEC prohibits or limits or seeks to prohibit or limit the ownership or operation by MACTEC or Merger Sub or any other affiliate of MACTEC of all or any portion of the business or assets of Harding and its subsidiaries or of MACTEC or Merger Sub or any other affiliate of MACTEC or compels or seeks to compel MACTEC or Merger Sub or any other affiliate of MACTEC to dispose of or to hold separately all or any portion of the business or assets of Harding or any of its subsidiaries or of MACTEC or Merger Sub or any other affiliate of MACTEC, or imposes or seeks to impose any limitation on MACTEC or Merger Sub or any other affiliate of MACTEC to conduct their business or own such assets;

         o there shall have been instituted or pending any action, proceeding or counterclaim by any governmental entity, challenging the consummation of the merger, or seeking to, directly or indirectly, result in any of the consequences referred to in the preceding bulletpoint;

         o no change in or effect on the business, assets, liabilities, results of operations or condition of Harding or any of its subsidiaries shall have occurred that has been or could reasonably be expected to be materially adverse to Harding and its subsidiaries taken as a whole or prevent, materially delay or impair the ability of Harding to consummate the transactions contemplated by the merger agreement;

         o Harding shall not have materially breached any of its material representations or warranties in the merger agreement (without giving effect to any limitation as to materiality or material adverse effect in such representations and warranties);

         o there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event or circumstances that materially and adversely affects, the extension of credit by banks or other lending institutions,
                  (iii) any banking moratorium declared by New York, Texas or United States authorities, any material adverse change in the market for syndicated facilities similar in nature to the credit facilities of MACTEC or any material disruption of, or material adverse change in, financial, banking or capital markets generally, in each case as determined by MACTEC in its sole reasonable discretion, (iv) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of the merger agreement, a material acceleration or worsening thereof; and

         o Harding shall have $14.5 million of available cash prior to payment of (i) amounts payable to optionholders of Harding, and (ii) transaction fees and expenses incurred by Harding in connection with the transactions contemplated by the merger agreement.

         The obligation of Harding to effect the merger is also subject to the satisfaction or waiver by Harding at or prior to the effective time of the merger of the following conditions:

         o each of MACTEC and Merger Sub shall have performed in all material respects each of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; and

         o MACTEC and Merger Sub shall not have materially breached any of their material representations or warranties in the merger agreement (without giving effect to any limitation as to materiality or material adverse effect in such representations and warranties).

TERMINATION

         By Mutual Consent. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by stockholders of Harding, by mutual written consent duly authorized by the Boards of directors of Harding and MACTEC.

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by stockholders of Harding, by either MACTEC or Harding if:

         o a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable; provided, that the party seeking to terminate the merger agreement shall have used its reasonable efforts to remove, lift, vacate or reverse such order, decree or ruling;

         o the Board of Directors of Harding has recommended, or Harding has entered into an acquisition agreement with respect to, an alternative proposal except that Harding may not exercise this right unless the acquisition agreement is with respect to a superior proposal, the Company has strictly complied with the terms and procedures set forth in the merger agreement and prior to such termination Harding has paid the termination fee provided for in the merger agreement; or

         o if the merger shall not have been consummated by August 31, 2000; provided, however, that the right to terminate the merger agreement is not available to any party that is then in material breach of any of its material covenants, obligations, representations or warranties (without giving effect to any limitation as to materially or material adverse effect in such representations and warranties) or if such party's material breach has been the cause of, or resulted in, the failure of the merger to occur on or before the August 31, 2000.

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by stockholders of Harding, by MACTEC if:

         o Harding shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of MACTEC that the stockholders of Harding approve and adopt the merger agreement;

         o the Board of Directors of Harding or any committee thereof shall have (A) withdrawn or modified or publicly proposed to withdraw or modify in a manner adverse to MACTEC or Merger Sub its approval or recommendation of the merger agreement; (B) unanimously approved or recommended or publicly proposed to approve or recommend any alternative proposal; (C) resolved to effect any of the foregoing; or (D) failed to reaffirm publicly and unconditionally its recommendation to the Harding's stockholders to approve and adopt the merger agreement and the transactions contemplated thereby and unconditionally reject any alternative proposal within five business days after MACTEC's written request to do so; or

         o Harding is in material breach of any of its material covenants, obligations, representations or warranties in the merger agreement (without giving effect to any limitation as to materiality or material adverse effect in the representations and warranties); provided that if such breach is curable through the exercise of Harding's commercially reasonable efforts, MACTEC may not terminate the merger agreement on this basis unless such breach is not cured on or prior to the date that is 20 days after written notice of such breach is given by MACTEC to Harding.

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by stockholders of Harding, by Harding if MACTEC is in material breach of any of its material covenants, obligations, representations or warranties in the merger agreement (without giving effect to any limitation as to materiality or material adverse effect in the representations and warranties); provided that if such breach is curable through the exercise of MACTEC's commercially reasonable efforts, Harding may not terminate the merger agreement on this basis unless such breach is not cured on or prior to the date that is 20 days after written notice of such breach is given by Harding to MACTEC.

TERMINATION FEES

         The merger agreement provides the following with respect to reimbursement of expenses and the payment of expenses in the event of breach of representations, warranties and agreements contained in the merger agreement:

         o Harding will reimburse MACTEC in the amount of $500,000 for all its costs and expenses in connection with the merger agreement if the merger agreement has been terminated by MACTEC based upon material breach by Harding of its material covenants, obligations, representations or warranties and MACTEC will reimburse Harding in an amount of $500,000 for such expenses if the agreement has been terminated by Harding based upon a material breach by MACTEC of its material covenants, obligations, representations or warranties, provided that the party seeking reimbursement is not in material breach of any of its material covenants, obligations, representations or warranties.

         o If the merger agreement is terminated by reason of the Board of Directors of Harding recommending, or Harding entering into, an acquisition agreement with respect to an alternative proposal or by reason of the withdrawal or modification in a manner adverse to MACTEC or Merger Sub of the Board's approval or recommendation of the merger agreement or certain other actions provided for in the merger agreement that may have that same effect, Harding is required to pay MACTEC a termination fee of $2,500,000.

         o If the merger agreement is terminated based upon Harding's material breach of its material covenants, obligations, representations or warranties under the merger agreement and
                  (i) Harding is unable to prove by a preponderance of the evidence that the breach by Harding was not willful and prior to the first anniversary of such termination, Harding enters into a definitive agreement with respect to an alternative proposal or an alternative proposal is consummated, or (ii) Harding proves by a preponderance of the evidence that the breach by Harding was not willful and prior to the first anniversary of such termination, Harding enters into a definitive agreement with respect to an alternative proposal or an alternative proposal is consummated and the consideration per Share expected to be paid in connection with such transaction is an amount equal to (x) $11.50, less (y) the amount determined by dividing the termination fee by the number of Shares then outstanding, Harding shall pay MACTEC the $2,500,000 termination fee less expenses previously reimbursed.

AMENDMENT

         The Agreement may be amended by action taken by Harding, MACTEC and Merger Sub at any time before or after adoption of the merger agreement by the stockholders of Harding (if required by applicable law); provided, however, that, after any such approval by the stockholders of the Company, no amendment shall be made that would adversely affect the stockholders of Harding.

EXTENSION; WAIVER

         At any time prior to the effective time of the merger, each party may
(i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document, certificate or writing delivered pursuant thereto or (iii) provided the same does not adversely affect the stockholders of Harding, waive compliance by the other party with any of the covenants and agreements contained herein.

APPRAISAL RIGHTS

         Notwithstanding any provision of the merger agreement to the contrary, any shares of common stock held by a holder who does not vote to approve the merger and complies with all the provisions of the Delaware General Corporation Law concerning the right to dissent from the merger and require payment of fair value shall not be converted into the right to receive the merger consideration pursuant to the merger agreement, but the holder shall only be entitled to the right to receive such consideration as may be determined to be due to such holder pursuant to the Delaware General Corporation Law. If a holder of shares of common stock who demands appraisal of such shares under the Delaware General Corporation Law withdraws his or her demand or fails to perfect or otherwise loses his or her right of appraisal, his or her shares will be deemed to be converted as of the effective time of the merger into the right to receive the merger consideration.

         The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this proxy statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262.

         A stockholder electing to exercise appraisal rights must (a) deliver to Harding, before the Harding stockholders vote on the merger agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of common stock for which appraisal is demanded (b) not vote in favor of adopting the merger agreement. The demand must be delivered to Harding Lawson Associates Group, Inc. at 707 Seventeenth Street, Suite 2400, Denver, CO 80202,
Attention: Secretary. A proxy or vote against adopting the merger agreement does not constitute a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs Harding of the name and mailing address of the holder of record and of such stockholder's intention to demand appraisal of such holder's common stock. Because a proxy left blank will, unless revoked, be voted FOR adoption and approval of the merger agreement, a stockholder electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the merger agreement or ABSTAIN from voting for or against adoption of the merger agreement, in addition to making a separate demand for appraisal. If the demand is not physically received by Harding before the special meeting, irrespective of when mailed, then the demand will not be considered mailed.

         Only the holder of record of common stock is entitled to demand appraisal rights for common stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record. A holder of record, such as a broker, who holds common stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the holder of record.

         Within 10 days after the effective time of the merger, Harding will send notice of the effectiveness of the merger to each person who prior to the effective time of the merger satisfied the foregoing conditions. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of the notice, demand in writing from Harding the appraisal of his or her Harding shares.

         Within 120 days after the effective time of the merger, Harding or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the common stock held by all stockholders entitled to appraisal. Harding does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Harding will file a petition to appraise the value of their common stock or that Harding will initiate any negotiations with respect to the "fair value" of such common stock. Accordingly, holders of common stock should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

         Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from Harding a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such common stock. Harding is required to mail such statement within 10 days after it receives a written request to do so, or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for an appraisal is timely filed and a copy is delivered to Harding, Harding must then provide the Delaware Court of Chancery with a list of the stockholders who have demanded appraisal rights. After notice to those stockholders, the Court can conduct a hearing to determine the stockholders entitled to appraisal rights. The Court may require stockholders who have demanded payment for their shares to submit their stock certificates to the Court for a notation thereon, and if any stockholder fails to comply with the requirement, the Court may dismiss the proceedings as to such stockholder. At a hearing on the petition, the Court will determine the stockholders entitled to appraisal rights and will appraise the common stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the merger and will determine the amount of interest, if any, to be paid upon the value of the common stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of common stock, including asset values, the investment value of the common stock and any other valuation considerations generally accepted in the investment community. The value so determined for common stock could be more than, less than or the same as the consideration paid pursuant to the merger agreement. The Court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all common stock entitled to appraisal.

         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that common stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the merger).

         Holders of common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers to Harding a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger requires Harding's written approval. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger agreement.

         If an appraisal proceeding is timely instituted, such proceeding may not be dismissed without the approval of the Delaware Court of Chancery as to any stockholder who has perfected a right of appraisal.

         Failure by the stockholder to take any required step to perfect appraisal rights may result in termination of the appraisal rights. Because the appraisal provisions of the Delaware General Corporation law are so complex, stockholders who are considering exercising their appraisal rights under Section 262 should consult with their legal advisors.

         The merger agreement requires that Harding give MACTEC (a) prompt notice of any demands for appraisal of any shares of common stock received by Harding and (b) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The merger agreement further provides that Harding shall not, without the prior written consent of MACTEC, make any payment with respect to any demands for appraisal of common stock or offer to settle or otherwise negotiate any such demands.

                         INFORMATION CONCERNING HARDING

         Harding provides comprehensive environmental engineering, infrastructure and construction services. Environmental services may be related to the development and implementation of environmental management systems for maintaining compliance with environmental regulations, limiting the potential for unplanned discharges, and managing, minimizing or eliminating waste streams from industrial and agricultural operations, and the assessment and remediation of contaminated sites. Infrastructure services may be related to civil, transportation and geotechnical engineering services, and services during construction, either independently or in support of Harding's environmental, waste management, and civil services. Construction services may be related to environmental remediation and heavy construction, which could include the capping of landfills and construction of water/wastewater treatment facilities.

         The services of Harding are provided to private and public sector clients through a staff of nearly 1,200 professional and support personnel located in 40 U.S. cities in Alabama, Alaska, Arizona, California, Colorado, Connecticut, Florida, Hawaii, Illinois, Maine, Massachusetts, Michigan, Missouri, Montana, Nevada, New Jersey, New Mexico, North Carolina, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia and Washington.

         Consulting and engineering services are provided by Harding to clients through its staff of engineers and scientists who possess a diverse range of education and professional experience. Project teams are organized to utilize applicable talent from Harding's staff. Qualified subcontractors are utilized to provide special technical resources that the Company either does not possess or has determined not to develop internally in specific geographic area.

                SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND
                             MANAGEMENT OF HARDING

         The following table sets forth certain information regarding the ownership of Common Stock of Harding as of April 4, 2000 by (i) all persons who to the knowledge of Harding beneficially own five percent or more of the outstanding shares of the Common Stock, (ii) each director of Harding, (iii) Harding's current executive officers, and (iv) all Harding's directors and current executive officers as a group. There are no family relationships among the directors and executive officers of Harding. To Harding's knowledge, each person has sole investment and voting powers with respect to the shares shown as beneficially owned, except as otherwise indicated. The Common Stock of Harding is the only class of equity securities of Harding outstanding.

                                                                          Shares
                                                                       Beneficially     Percent of
Name and Address of 5% Beneficial Owners                                   Owned           Class
---------------------------------------------------------------------------------------------------
Heartland Advisors, Inc. (1)                                               564,500          11.1
Lionheart Group, Inc. (2)                                                  558,400          10.9
Hillson Partners Limited Partnership (3)                                   371,028           7.3
Artisan Partners Limited Partnership (4)                                   369,500           7.2
Dimensional Fund Advisors Inc. (5)                                         366,950           7.2
Franklin Advisory Services, LLC (6)                                        365,800           7.2
The TCW Group, Inc. (7)                                                    247,700           5.0

Directors and Executive Officers

Richard D. Puntillo (8)(9)                                                  49,156           1.0
Claude Corvino (8) (9)                                                      46,950           *
Robert L. Costello, Jr.                                                     35,000           *
James M. Edgar (8)(9)                                                       25,571           *
Stuart F. Platt (8)(9)                                                      18,718           *
Donald K. Stager (8)(9)                                                     17,789           *
Oliver P. Wesley (8)(9)                                                     12,952           *
Ross K. Anderson (8)(9)                                                      7,964           *
Michael D. Carroll (8)(9)                                                    7,635           *
Ann E. Massey (8)(9)                                                         3,518           *
Frank S. Waller (9)                                                            778
Valorie B. Feher                                                                 0
All directors and executive officers as a group (12) persons (10)          569,967          11.3

* Represents less than one percent

(1) As reported in a Schedule 13G as of December 31, 1999 filed on January 26, 2000 by Heartland Advisors, Inc. whose business address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202. Heartland Advisors, Inc. reports sole voting power of 171,900 shares.

(2) As reported in a Schedule 13D filed on March 2, 2000 by Lionheart Group, Inc., whose business address is 230 Park Avenue, Suite 516, New York, New York 10169 and Acquisitor PLC, a corporation organized in the United Kingdom. Acquisitor PLC, whose address is Avery House, 52 Brook's Mews, London W1Y 1LE, has an option to acquire 328,000 shares of Harding stock owned by Lionheart Group, Inc.

(3) As reported in a Schedule 13D filed on March 15, 2000 by Hillson Partners Limited Partnership ("Hillson"), whose business address is 6900 Wisconsin Avenue, Suite 501, Bethesda, MD 20815. The general partner of Hillson is Hillson Financial Management, Inc., whose President and controlling stockholder is Daniel H. Abramowitz.

(4) As reported in a Schedule 13G filed on February 14, 2000 by Artisan Partners Limited Partnership, whose business address is 1000 North Water Street, Suite 1770, Milwaukee, WI 53202. Artisan Partners Limited Partnership filed as a group with Artisan Investment Corporation (its general partner), Andrew A. Ziegler and Charlene Murphy Ziegler.

(5) As reported in a Schedule 13G as of December 31, 1999 filed on February 3, 2000 by Dimensional Fund Advisors, Inc., whose business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. All of the shares are owned by advisory clients of Dimensional Fund Advisors, Inc.

(6) As reported in a Schedule 13D filed on March 6, 2000 by Franklin Resources, Inc., Advisory Services, LLC, Charles B. Johnson and Rupert
         H. Johnson, Jr., whose business address is 777 Mariners Island Boulevard, San Mateo, CA 94403-7777. Franklin Resources, Inc. is the parent holding company and Charles B. Johnson and Rupert H. Johnson, Jr. are principal shareholders of the parent holding company, and Franklin Advisory Services, Inc., an investment advisor, has sole voting and dispositive power with respect to such shares.

(7) As reported in a Schedule 13G as of December 31, 1999 filed on February 14, 2000 by The TCW Group, Inc., and Robert Day, whose business address is 865 Figueroa Street, Los Angeles, CA 90017. The TCW Group, Inc. is the parent company of Trust Company of the West. Robert Day may be deemed to control The TCW Group, Inc.

(8) Includes shares subject to options that are exercisable on or before June 3, 2000 in the following amounts for the directors and executive officers listed: 9,154; 24,125; 4,000; 8,077; 4,000; 12,250; 2,000;
         6,750; and 3,500 for Messrs. Puntillo, Corvino, Edgar, Platt, Stager, Wesley, Anderson, Carroll and Ms. Massey, respectively.

(9) Includes shares held in trust in one or more Company retirement plans in the following amounts for the directors and officers listed: 34,502; 3,855; 9,571; 5,141; 10,789; 302; 5,964; 619; 18 and 778 for Messrs.
         Puntillo, Corvino, Edgar, Platt, Stager, Wesley, Anderson, Carroll, Ms. Massey, and Mr. Waller, respectively.

(10) Includes 39,481 shares subject to options that are exercisable on or before June 3, 2000, and 381,066 shares held in trust in various company retirement savings plans, for which the Board of Directors exercises voting power.


                  INFORMATION CONCERNING MACTEC AND MERGER SUB

         MACTEC, established in 1975, has evolved into one of the country's leading environmental professional services organizations providing major project support and leading-edge technologies. Environmental management services provided by MACTEC include risk assessment; engineering and design; innovative technology applications; remediation and construction; decontamination and decommissioning; water/wastewater management; air quality management; environmental restoration and waste management operations and maintenance; quality assurance; regulatory compliance; and strategic environmental program management. Environmental solutions are provided by MACTEC for multiple government and private clients through a network of over 40 offices nationwide and currently employs nearly 1,000 staff members.

         Merger Sub is a corporation formed by a subsidiary of MACTEC to effect the merger. Merger Sub will not have any significant assets or liabilities or engage in any activities other than those related to completing the merger.

                              STOCKHOLDER PROPOSALS

         Due to the contemplated consummation of the merger, Harding does not currently expect to hold a 2000 Annual Meeting of Stockholders, as Harding common stock will not be publicly traded after the merger. If the merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for such meeting would have to have been submitted to the Secretary of Harding in writing and received at the executive offices of Harding by April 14, 2000. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals.

                       WHERE YOU CAN FIND MORE INFORMATION

         As required by law, Harding files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Harding. You may read and copy any reports, statements or other information Harding files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Harding's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. A copy of Harding's SEC filings are available without charge to stockholders upon written request addressed to Valorie Feher, Secretary, Harding Lawson Associates Group, Inc., 707 Seventeenth Street, Suite 2400, Denver, Colorado 80202.

         The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents and amendments thereto set forth below that we have previously filed with the SEC. These documents contain important information about our company.

       SEC FILING                           PERIOD/FILING DATE
       ------------------------------       --------------------------------
       Annual Report on Form 10-K           Year ended May 31, 1999

       Quarterly Reports on Form 10-Q       Quarter ended August 31, 1999

                                            Quarter ended November 30, 1999

                                            Quarter ended February 29, 2000

       Current Report on Form 8-K           March 24, 2000

         We are also incorporating by reference all documents that we file with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date on which the special meeting of stockholders is held.

         You may obtain copies of the documents listed above and incorporated by reference into this proxy statement by contacting Valorie Feher, Secretary, at Harding Lawson Associates Group, Inc., 707 Seventeenth Street, Suite 2400, Denver, Colorado 80202; telephone (303) 293-6100.

         If you make a timely written or oral request for a copy of any of these documents, Harding will send you a copy, by first class mail or other equally prompt means, within one business day of receiving your request. The copy will be provided without charge except that, if you request a copy of any exhibit to the particular document and that exhibit was not itself specifically incorporated by reference into the document, Harding intends to charge $.10 per page to defray the cost of copying the exhibit.

         We have not authorized anyone to give any information or make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made by this proxy statement, and, if given or made, you must not rely upon such information as having been authorized by Harding or any other person.

         This proxy statement is dated April ___, 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than April ___, 2000, and the mailing of this proxy statement to you does not create any implication to the contrary.

                              INDEPENDENT AUDITORS

         Representatives of Ernst & Young LLP, independent auditors, are expected to be present at the Harding special meeting with an opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

                                   APPENDIX A


                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                TABLE OF CONTENTS

ARTICLE I       THE MERGER.......................................................................................A-1
         1.1      The Merger.....................................................................................A-1
         1.2      Effective Time; Closing........................................................................A-1
         1.3      Effects of the Merger..........................................................................A-2
         1.4      Subsequent Actions.............................................................................A-2
         1.5      Certificate of Incorporation and Bylaws........................................................A-2
         1.6      Directors and Officers.........................................................................A-2
         1.7      Conversion of Shares...........................................................................A-3
         1.8      Conversion of Acquisition's Capital Stock......................................................A-3
         1.9      Employee Options, Employee Stock Purchase Plan and Rabbi Trust.................................A-3
ARTICLE II      DISSENTING SHARES; EXCHANGE OF SHARES............................................................A-4
         2.1      Dissenting Shares..............................................................................A-4
         2.2      Exchange of Shares.............................................................................A-4
ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................A-6
         3.1      Organization and Qualification; Subsidiaries...................................................A-6
         3.2      Capitalization.................................................................................A-7
         3.3      Authority Relative to this Agreement...........................................................A-7
         3.4      Consents and Approvals; No Violation...........................................................A-8
         3.5      SEC Filings; Financial Statements..............................................................A-9
         3.6      Absence of Certain Changes and Events..........................................................A-10
         3.7      Proxy Statement................................................................................A-11
         3.8      Material Assets................................................................................A-11
         3.9      Material Proceedings...........................................................................A-11
         3.10     Employee Benefit Plans, Etc....................................................................A-11
         3.11     Environmental Matters..........................................................................A-14
         3.12     Labor Matters..................................................................................A-16
         3.13     Intellectual Property..........................................................................A-17
         3.14     Brokers........................................................................................A-17
         3.15     Taxes..........................................................................................A-17
         3.16     Real Properties................................................................................A-18
         3.17     Compliance with Laws...........................................................................A-18
         3.18     Interested Party Transactions..................................................................A-19
         3.19     Insurance......................................................................................A-19
         3.20     Certain Business Practices.....................................................................A-19
         3.21     Y2K Compliance.................................................................................A-19
         3.22     Agreement, Contracts and Commitments...........................................................A-19
         3.23     Merger Payments................................................................................A-21
         3.24     Government Contracts...........................................................................A-21
         3.25     Certain Approvals..............................................................................A-22
         3.26     Relationships with Customers, Suppliers and Representatives....................................A-23
         3.27     Permits........................................................................................A-23
         3.28     Company Action.................................................................................A-23
         3.29     Opinion of Financial Advisor...................................................................A-23

                                      (i)

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION......................................A-24
         4.1      Organization..................................................................................A-24
         4.2      Authority Relative to This Agreement..........................................................A-24
         4.3      Consents and Approvals; No Violation..........................................................A-24
         4.4      Proxy Statement...............................................................................A-25
         4.5      Financing.....................................................................................A-25
         4.6      No Violation of the Margin Rules..............................................................A-25
         4.7      Brokers.......................................................................................A-25
ARTICLE V       CONDUCT OF BUSINESS PENDING THE MERGER..........................................................A-25
ARTICLE VI      ADDITIONAL AGREEMENTS...........................................................................A-28
         6.1      No Solicitation...............................................................................A-28
         6.2      Access to and Delivery of Information.........................................................A-30
         6.3      Public Announcement...........................................................................A-31
         6.4      Indemnification and Insurance.................................................................A-31
         6.5      Continuation of Benefits......................................................................A-31
         6.6      Severance Policy and Other Agreements.........................................................A-32
         6.7      Reasonable Efforts............................................................................A-32
         6.8      Proxy Statement...............................................................................A-33
         6.9      Notification of Certain Matters; Equitable Relief.............................................A-34
         6.10     Antitrust Notification........................................................................A-35
         6.11     Takeover Statutes.............................................................................A-35
ARTICLE VII     CONDITIONS TO CONSUMMATION OF THE MERGER........................................................A-35
         7.1      Conditions to Each Party's Obligation to Effect the Merger....................................A-35
         7.2      Conditions to Obligation of the Company to Effect the Merger..................................A-35
         7.3      Conditions to Obligation of Acquiror and Acquisition to Effect the Merger.....................A-36
ARTICLE VIII    TERMINATION; AMENDMENT; WAIVER..................................................................A-37
         8.1      Termination...................................................................................A-37
         8.2      Notice of Termination; Effect of Termination..................................................A-39
         8.3      Fees and Expenses.............................................................................A-39
         8.4      Amendment.....................................................................................A-40
         8.5      Extension; Waiver.............................................................................A-40
ARTICLE IX      MISCELLANEOUS...................................................................................A-40
         9.1      Non-Survival of Representations and Warranties................................................A-40
         9.2      Entire Agreement; Assignment..................................................................A-40
         9.3      Validity......................................................................................A-41
         9.4      Notices.......................................................................................A-41
         9.5      Governing Law.................................................................................A-42
         9.6      Interpretation................................................................................A-42
         9.7      Counterparts..................................................................................A-42
         9.8      Parties in Interest...........................................................................A-42
         9.9      Severability..................................................................................A-42
         9.10     Attorneys Fees................................................................................A-43
         9.11     Expenses......................................................................................A-43
         9.12     Waiver of Jury Trial..........................................................................A-43


                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 23, 2000, by and among MACTEC, Inc., a Colorado corporation ("Acquiror"), CETCAM Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("Acquisition"), and Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of Acquiror, Acquisition and the Company have each determined that it is in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

     B. The Board of Directors of the Company (the "Board") has approved this Agreement and the Merger as required by applicable law.

     C. The Boards of Directors of Acquiror and Acquisition, and the sole shareholder of Acquisition, have approved this Agreement and the Merger as required by applicable law.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Acquiror, Acquisition and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, and in accordance with the GCL, at the Effective Time (as defined in Section 1.2), Acquisition shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition. Acquiror, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

     1.2 Effective Time; Closing. As soon as practicable after satisfaction or, if permissible, waiver of all conditions to the Merger set forth in Article VII, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in such form as required by and executed in accordance with the relevant provisions of the GCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger, as agreed by the parties (the "Effective Time"). Contemporaneous with the filing of the Certificate of Merger, a closing of the Merger shall be held at 9:00 a.m., Mountain Standard Time, at the offices of Morrison & Foerster LLP, 370 Seventeenth Street, Suite 5200, Denver, Colorado 80202 or at such other time or location as the parties may establish.

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the GCL.

     1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.5 Certificate of Incorporation and Bylaws.

         (a) The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, provided that, at the Effective Time, the first item of the Certificate of Incorporation of the Surviving Corporation shall read (until duly amended in accordance with applicable law) as follows: "FIRST: The name of the Corporation is Harding Environmental Science & Engineering, Inc."

         (b) The Bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (until duly amended in accordance with applicable law).

     1.6 Directors and Officers. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     1.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Acquisition, the Company or any holder of Shares:

         (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Acquiror, Acquisition or any direct or indirect wholly owned subsidiary of Acquiror, in the Company's treasury (other than Shares held in the rabbi trust of the Company) or by any subsidiary of the Company (collectively, "Excluded Shares"), and other than Dissenting Shares, as defined in Section 2.1) shall automatically be converted into the right, subject to the provisions of Section 2.2(c), to receive a price of $11.50 per share in cash, without interest thereon, subject to reduction for applicable withholding taxes or stock transfer taxes payable by the seller (the "Merger Consideration"), deliverable to the holder thereof upon surrender of the certificate formerly representing such Share in the manner provided by Section 2.2; and

         (b) each Excluded Share immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or other consideration shall be made with respect thereto.

     1.8 Conversion of Acquisition's Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Acquisition, the Company or any holder of any shares of the outstanding capital stock of Acquisition, each share of common stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Class B Common Stock, par value $.01 per share, of the Surviving Corporation.

     1.9 Employee Options, Employee Stock Purchase Plan and Rabbi Trust.

         (a) On or before the Effective Time, the Company shall accelerate the unvested portion of all outstanding Company Options (as defined in Section 3.2(a)), conditioned upon the successful completion of the Merger. In lieu of exercising such Company Options each holder thereof shall, upon surrender for cancellation of the same to the Company on or before the Effective Time, be entitled to receive from the Company, subject to applicable withholding requirements, an amount in cash equal to the excess, if any, of (i) the product of the number of Shares covered by such Company Options multiplied by the Merger Consideration, over (ii) the product of the number of Shares covered by such Company Options multiplied by the per-Share exercise or purchase price payable upon exercise or purchase of the same. The Company on or before the Effective Time shall use its reasonable best efforts to (x) obtain any requisite consents from holders of Company Options to acquire Shares and (y) make any changes in the Stock Option Plans (as defined in Section 3.2(a)) and Employee Stock Purchase Plan and Company Options that are necessary to give effect to the transactions contemplated by this Section 1.9(a).

         (b) The Company shall take such actions, on or before the Effective Time, as are necessary to terminate the Company's Employee Stock Purchase Plan.

         (c) The Company shall take such actions, on or before the Effective Time, as are necessary to extinguish all liabilities of the Company's Non-Qualified Deferred Compensation Plan adopted in November, 1987, and terminate the Company's rabbi trust relating thereto.

                                   ARTICLE II

                      DISSENTING SHARES; EXCHANGE OF SHARES

     2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Share which is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who has not voted such Shares in favor of the Merger or consented thereto in writing and who is entitled by applicable Delaware law to appraisal rights, and who shall have properly demanded in writing appraisal for such Shares in accordance with Section 262 of the GCL (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate formerly representing such Shares in the manner provided in Section
2.2. The Company shall give Acquiror prompt notice of any written demands for appraisal or notices of dissent with respect to any Shares, any withdrawal of any such demand, and any other instruments served pursuant to the GCL and received by the Company, and Acquiror shall have the right to participate in and to control all negotiations and proceedings with respect to any demands for appraisal made by any holders of Dissenting Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

     2.2 Exchange of Shares.

         (a) Prior to the Effective Time, Acquisition shall designate a bank or trust company (which shall be insured by the Federal Deposit Insurance Corporation (the "FDIC") and be reasonably acceptable to the Company) to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds constituting the Merger Consideration to which holders of Shares become entitled at the Effective Time pursuant to Section 1.7(a), all such funds to be deposited in trust with the Paying Agent immediately prior to the Effective Time on terms reasonably acceptable to the Company. The aggregate Merger Consideration shall be invested by the Paying Agent, as directed by Acquiror (so long as such directions do not impair the rights of holders of Shares). Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Acquiror.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than holders of Excluded Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a certificate which, immediately prior to the Effective Time, represented any Shares (a "Certificate") shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in a form and have such other provisions as Acquiror may reasonably specify) and instructions for use in effecting the surrender of the Certificate for payment of the appropriate Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and any other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to required tax withholdings), and such Certificate shall then be cancelled. No interest will be accrued or paid on the Merger Consideration. If delivery of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall have paid all transfer and other taxes required by reason of such delivery to a person other than such registered holder or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. If a mutilated Certificate is surrendered to the Paying Agent or if the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by the Surviving Corporation, furnish an indemnity bond sufficient in the reasonable judgment of the Surviving Corporation to protect Acquiror, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer. Until surrendered in accordance with the provisions of this Section 2.2, from and after the Effective Time each Certificate (other than Certificates representing Excluded Shares and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the Merger Consideration. All Merger Consideration paid upon surrender for exchange of any Certificate in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate.

         (c) At any time following 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for distribution of the Merger Consideration, upon due surrender of their Certificates. Notwithstanding the foregoing,

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none of Acquiror, Acquisition, Surviving Corporation or the Paying Agent shall be liable to a holder of a Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

         (e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no registration of transfers of Shares on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.2.

         (f) Acquiror or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Acquiror or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Acquiror or the Paying Agent.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Acquiror and Acquisition as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate or other power and authority to own, lease or operate the properties that it purports to own, lease or operate and to conduct its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority has not had and would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and the Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which has not had and would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or a Subsidiary, the term "Material Adverse Effect" means any change in or effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company or any of the Subsidiaries that has been or could reasonably be expected to be materially adverse to the Company and the Subsidiaries taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore delivered to Acquiror true and complete copies of the charters and Bylaws of the Company and the Subsidiaries as currently in effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Schedule 3.1(a) contains a correct and complete list of (A) the legal name of each of the Company's Subsidiaries, (B) the jurisdiction where each of such Subsidiaries is incorporated or organized, (C) the jurisdictions in which each of the Company and its Subsidiaries is qualified to transact business as a foreign corporation and (D) the percentage of outstanding capital stock of such Subsidiaries that is directly or indirectly owned by the Company. Schedule 3.1(b) sets forth a true and complete list of the direct and indirect partnership, joint venture, or other equity investments made by the Company or any of its Subsidiaries in any person other than the Company's Subsidiaries, and the nature and amount of such investments.

     3.2 Capitalization.

         (a) The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding, and 10,000,000 shares of Common Stock. As of the date hereof, there were 5,100,996 shares of Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, are entitled to vote on this Agreement and are not subject to and were not issued in violation of any preemptive rights. Schedule 3.2(a) contains a correct and complete list as of the date hereof of each outstanding purchase right or option (each a "Company Option") to purchase Shares, including all Company Options issued under the 1998 Stock Option Plan, the 1988 Stock Option and Restricted Stock Option Plan, the 1987 Stock Option Plan, and the Employment Agreement between the Company and Robert L. Costello, Jr. in each case as amended to the date hereof (collectively, the "Stock Option Plans"), including the holder, date of grant, exercise price and number of Shares subject thereto. Since the date hereof, the Company has not issued any shares of capital stock except pursuant to the exercise of Company Options outstanding as of such date. The Stock Option Plans and the Employee Stock Purchase Plan are the only plans under which Company Options are outstanding. Other than Company Options outstanding as of the date hereof and the Shares reserved for issuance upon exercise of those Company Options, there are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, registration rights, subscriptions, convertible securities or other rights or other agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, sell or register any securities of the Company. All shares of Common Stock subject to issuance as described above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual or other obligations of the Company or any of the Subsidiaries to purchase, redeem or otherwise acquire any

Shares or the capital stock of any Subsidiary. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. There are not now, and at the Effective Time there will not be, any stockholder agreement, voting trust, proxies or other agreements or understandings to which the Company or any Subsidiary is a party or is bound relating to any shares of the capital stock of the Company or any Subsidiary or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company.

         (b) All the outstanding shares of each of the Subsidiaries have been validly issued and are fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive rights, and are owned by the Company or a Subsidiary free and clear of all liabilities, obligations, claims, liens, pledges, security interests, options, charges, encumbrances and interests of any third party of any nature whatsoever. There are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, subscriptions, convertible securities or other rights or other agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock or other securities of any Subsidiary or otherwise obligating the Company or any Subsidiary to issue, transfer or sell any securities of any Subsidiary.

     3.3 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares, if and to the extent required by applicable law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Acquisition, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     3.4 Consents and Approvals; No Violation. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or Bylaws (or similar governing documents) of the Company or any Subsidiary, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any court or other governmental, administrative or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), by the Company or any Subsidiary except (A) pursuant to the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), certain state "blue sky" statutes, and the Hart-

Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) for filing the Certificate of Merger pursuant to the GCL, and (C) novations required under government contracts set forth on Schedule 3.4, (iii) except as set forth on Schedule 3.4, result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, result in any loss of any material benefit or result in the creation of a lien or encumbrance on any of the assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, permit, franchise, license, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets may be bound or affected, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule, regulation, permit or license applicable to the Company or any Subsidiary or any of their respective properties or assets; other than (A) such defaults, rights of termination, cancellation, amendment or acceleration, liens and encumbrances, violations and conflicts set forth pursuant to (iii) and (iv) above, and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to (ii) above, the failure to obtain which, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

     3.5 SEC Filings; Financial Statements.

         (a) The Company has heretofore delivered or made available to Acquiror or Acquisition true and complete copies of all forms, reports, registration statements and documents filed with the SEC by it since May 31, 1994 (collectively, the "SEC Reports"), all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. None of the SEC Reports (including, without limitation, any financial statements or schedules included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since May 31, 1994, the Company has made all filings required by the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Section 13(a) of 15(d) of the Exchange Act.

         (b) Other than liabilities reflected in the unaudited consolidated balance sheet of the Company as of November 30, 1999, including the notes thereto (the "Balance Sheet"), the Company and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), including liabilities arising under any Environmental Law, and whether due or to become due, other than normal or recurring liabilities incurred since November 30, 1999 in the ordinary course of business consistent with past practice, which, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

         (c) The audited and unaudited consolidated financial statements included in the SEC Reports, any SEC Reports to be filed after the date of this Agreement until the Effective Time, and the Balance Sheet (including any related notes and schedules) were, or will be, prepared in conformity with GAAP during the periods involved, except as otherwise noted therein, and with respect to the published rules and regulations of the SEC applicable thereto, and each presents fairly, or will represent fairly, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of their operations and changes in financial position for the periods presented therein, as the case may be, subject, in the case of unaudited interim financial statements included therein, to normal year-end adjustments that in the aggregate are not material in amount and the absence of notes.

         (d) The Company has furnished to Acquiror a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

         (e) Schedule 3.5(e) lists all "Accommodation Obligations" (as defined below) of the Company, the person in whose favor the Company has entered into each such obligation, and the general nature of each obligation guaranteed, and the amount of each Accommodation Obligation. "Accommodation Obligations" means any contractual obligation, contingent or otherwise, of one person with respect to any indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the person incurring the Accommodation Obligation is to provide assurance to the obligee of such indebtedness, obligation or liability of another that such indebtedness, obligation or liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders thereof shall be protected (in whole or in part) against loss in respect thereof, including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase security thereof (other than such agreements to purchase in the ordinary course of business) or to provide funds for the payment or discharge thereof agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of an Accommodation Obligation shall be equal to the lesser of (i) the amount payable under such Accommodation Obligation (if quantifiable) and (ii) the portion of the obligation so guaranteed or otherwise supported.

         (f) Schedule 3.5(f) sets forth an accurate list of all international letters of credit and bonds and all other letters of credit and bonds issued for the benefit of the Company in an amount greater than $100,000.

     3.6 Absence of Certain Changes and Events. Since November 30, 1999, except as disclosed on Schedule 3.6, (a) there has not occurred or arisen any event having or that would have, and neither the Company nor any Subsidiary has suffered, any Material Adverse Effect and (b) the Company and the Subsidiaries have conducted their businesses only in the usual and ordinary course, consistent with past practices.

     3.7 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, to be distributed to stockholders of the Company in connection with the Merger (if required by applicable law), and any schedules and exhibits required to be filed with the SEC in connection therewith (all such documents, together with all amendments and supplements thereto, being referred to herein as the "Proxy Statement"), will comply in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Acquisition or any affiliate of Acquisition specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed in final form with the SEC or first sent to stockholders, at the time of the Special Meeting (and the date of any adjournment thereof), or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Acquisition or any affiliate of Acquisition specifically for inclusion in the Proxy Statement.

     3.8 Material Assets. The Company has good and marketable title to all material assets reflected on the Balance Sheet except for (a) liens for current taxes and assessments not yet past due, (b) inchoate mechanics' and materialmen's liens for construction in progress, (c) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business, and (d) all matters of record, liens and other imperfections of title and encumbrances which matters, liens and imperfections, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

     3.9 Material Proceedings. Except as disclosed in the SEC Reports or as disclosed on Schedule 3.9, there are no civil, criminal or administrative actions, suits or proceedings, claims, arbitrations or investigations pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or the property or assets of the Company or any Subsidiary, and neither the Company nor any Subsidiary is subject to any outstanding order, writ, decree or injunction, which, in either case, has had or would have a Material Adverse Effect.

     3.10 Employee Benefit Plans, Etc.

          (a) Schedule 3.10 lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and

(iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "Company Plans" and each a "Company Plan").

          (b) None of the Company Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

          (c) None of the Company Plans is a Multiemployer Plan, and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

          (d) The Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (e) Each Company Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Company Plan, including but not limited to ERISA and the Code.

          (f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Company Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

          (g) Each of the Company Plans that is intended to qualify under
Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Company Plan and its related trust. The Company and each Member of the Controlled Group have timely amended and operated each of the Company Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

          (h) All contributions for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) have been made prior to the Effective Time by the Company.

          (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Plans for plan years ending on or before the Effective Time.

          (j) With respect to each Company Plan:

              (1) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

              (2) no action or claims (other than routine claims for benefits made in the ordinary course of Company Plan administration for which Company Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Company Plan, any employer who is participating (or who has participated) in any Company Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Company Plan;

              (3) neither the Company, nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and

              (4) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.

          (k) Neither the Company nor any Member of the Controlled Group has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

          (l) All of the Company Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (m) True, correct and complete copies of all documents creating or evidencing any Company Plan have been delivered to Purchaser, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 3.10.

          (n) All expenses and liabilities relating to all of the Company Plans have been, and will on the Effective Time be fully and properly accrued on the Company's books and records and disclosed in accordance with generally accepted accounting principles and in Company Plan financial statements.

          (o) For purposes of this Section 3.10, the following terms have the following meanings: "Defined Benefit Plan" means either a plan described in
Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Member of the Controlled Group" means each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code. "Multiemployer Plan" means a plan described in Section 3(37) of ERISA.

     3.11 Environmental Matters.

          (a) The term "Environmental Laws" means any federal, state, local or foreign statute, law (including common law), treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (i) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (ii) the generation, treatment, storage, recycling, presence, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (iii) natural resources, or (iv) human health or the environment, and includes all environmental laws or terms of similar import as they are defined in any indemnification provision in any contract, lease, or agreement to which Company is a party. The term "Hazardous Material" means (A) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos containing materials, (E) polychlorinated byphenyls ("PCBs") or materials containing PCBs, (F) radioactive materials, and (G) pollutants, contaminants or hazardous, toxic or dangerous substances, materials or wastes or terms of similar import that are identified, defined, listed or regulated under any Environmental Law or defined in any indemnification provision in any contract, lease, or agreement to which the Company is a party.

          (b) Except as set forth on Schedule 3.11, during the period of ownership or operation by the Company or its Subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or any of its Subsidiaries in, on, under or affecting such properties or any surrounding site, and there have been no buildings or other structures containing asbestos in a form that is or could become friable and no underground storage tanks on such properties, except in each case for those which individually or in the aggregate have not had and would not have a Material Adverse Effect. Except as set forth on Schedule 3.11, there have been no Releases of Hazardous Material by the Company or any of its Subsidiaries in, on, under or affecting such properties or any surrounding site at times outside of such periods of ownership, operation, or lease, or to the knowledge of the Company, by any other party at any time except in each case for those which individually on in the aggregate have not had and would not have a Material Adverse Effect. At no time has either the Company or any of its Subsidiaries generated, treated, stored, recycled, used, handled, transported or disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead, to a Release at any location, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect. To the knowledge of the executive officers of the Company, no third party property is contaminated with any Hazardous Material that may subject the Company or any of its Subsidiaries to liability under any Environmental Laws. The Company has provided or made available to the Acquiror complete and correct copies of all studies, reports, surveys, correspondence or other documents in the Company's or any Subsidiary's possession, or to which the Company or any Subsidiary has access, which relate to the presence or alleged presence of Hazardous Material at, on or affecting any current or previously owned nor leased property of the Company or any of its Subsidiaries.

          (c) Neither the Company and its Subsidiaries has received any written notice, demand, request for information, citation, summons, order, nor has it entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, or (B) the response to or remediation of Hazardous Material at or arising from any of the Company's or any Subsidiary's operations or current or previously owned or leased properties.

          (d) The Company and its Subsidiaries hold, and there are in full force and effect, all material permits, licenses, authorizations and approvals required under applicable Environmental Laws ("Environmental Permits") to conduct the business of the Company and its Subsidiaries and to own, maintain and operate all properties currently owned or operated by the Company or any of its Subsidiaries, and all such Environmental Permits are in full force and effect, except where instances of noncompliance, individually or in the aggregate, have not had and would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default (without regard to requirements of notice, lapse of time of elections or other persons) under any provision of the Environmental Permits, and neither the Company nor any Subsidiary has received any notice of any threatened cancellation, modification or non-renewal of any Environmental Permit and no consent, approval, authorization, permit of, or filing with or notification to any governmental or regulatory authority, agency or entity is required with respect to the Environmental Permits for the change in control of the Company resulting from the Merger, except where instances of noncompliance or failure to transfer would not individually or in the aggregate, have a Material Adverse Effect. The Company has

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delivered or made available to Acquiror a true and complete copy of each of the
Environmental Permits.

          (e) Except as set forth on Schedule 3.11, to the knowledge of the executive officers of the Company, there are and have been no circumstances or conditions involving the Company, any of its Subsidiaries or their respective employees that could reasonably be expected to result in any material claims, liability or investigations under any Environmental Law or relating to Hazardous Material arising out of the conduct of the Company's or any Subsidiary's business, the ownership, operation, management of all or any portion of a facility, or out of the arrangement for the storage, treatment, recycling, transportation or disposal of, or ownership or possession or choice of the treatment, storage or disposal facility for, any material with respect and to the extent to which the Company or its Subsidiaries provided services before the Effective Time.

          (f) With respect to each contract or project pursuant to which the Company or any of its Subsidiaries is responsible for the provision of environmental remediation services ("Remediation Contract") that involves the storage, generation, treatment, recycling, handling, transportation, or disposal of any Hazardous Material or any arrangement for such services (collectively, "Use of Hazardous Material"), either (a) such Remediation Contract contains enforceable and prudent indemnification provisions protecting the Company or the appropriate Subsidiary against liability with respect to the Use of Hazardous Material as is consistent with national industry standards, or (b) the Use of Hazardous Material has been subcontracted to a person or entity other than the Company or any of its Subsidiaries pursuant to a written agreement that contains enforceable and prudent indemnification provisions protecting the Company or the appropriate Subsidiary against liability with respect to the Use of Hazardous Material as is consistent with national industry standards, or (c) management of the Company has determined, in the exercise of prudent business practices, that such indemnification could not be reasonably obtained and that the rewards of accepting such Remediation Contract outweigh the potential risks associated with the Use of Hazardous Material.

     3.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Subsidiaries and any group of their respective employees; (ii) neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiaries nor does the Company know of any activities of or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any of the Subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any of the Subsidiaries before the National Labor Relations Board of any current union representation questions involving employees of the Company or any of the Subsidiaries; and (v) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of the Subsidiaries. No consent of any union which is a party to any collective

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bargaining agreement with the Company is required to consummate the transactions contemplated by this Agreement.

     3.13 Intellectual Property. The Company or the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, service marks, software, computer programs, technology of any kind, trade names, copyrights, all applications or licenses or other rights to use the foregoing, know-how, trade secrets and other proprietary information (collectively, "Intellectual Property") used or held for use in connection with the business of the Company or any of the Subsidiaries as currently being, or proposed to be, conducted, all as set forth on Schedule 3.13, and is unaware of any assertions or claims challenging the validity of any of the Intellectual Property; and to the best knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any Intellectual Property of others in any material way. No material infringement, unauthorized use, misappropriation or other misuse of any Intellectual Property owned by or licensed by or to the Company or any of the Subsidiaries is known to the Company.

     3.14 Brokers. None of the Company or any Subsidiary or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability that would be payable by the Company for any brokerage, finder's or other fees or commissions in connection with the transactions contemplated by this Agreement, other than in connection with the engagement of CIBC World Markets Corp., pursuant to an engagement letter (as amended) a copy of which the Company has delivered to Acquiror prior to the date hereof.

     3.15 Taxes. The Company and the Subsidiaries have filed all federal and state tax returns and reports and, to the best of the Company's knowledge, all state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes shown as due thereon and have paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except where the failure to do so has not had and would not have a Material Adverse Effect. Neither the Internal Revenue Service nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of the Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the Balance Sheet as of the date thereof are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon). Neither the Company nor any of the Subsidiaries has made an election under Section 341(f) of the Code. Except as set forth on Schedule 3.15, neither the Company nor any of the Subsidiaries has entered into any compensatory arrangements with respect to the performance of services payment of which would result in a nondeductible expense to the Company or the Subsidiary under Section 162(m) or Section 280G of the Code, or an

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


excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The stock of the Company is not a "United States real property interest" within the meaning of Section 897(c)(1) of the Code.

     3.16 Real Properties.

          (a) Each of the Company and its Subsidiaries has good and marketable title to all of the real property owned by it, and all real property leases of the Company or any of its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor its Subsidiaries, nor, to the Company's knowledge, any other party, is in default under any of such leases, other than defaults which, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Company.

          (b) Except as disclosed in the Balance Sheet, each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages (other than for the mortgage on the property located at 6500 All American Blvd., Orlando, Florida), pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and
(D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, have not had and would not have a Material Adverse Effect, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed, except as have not had and would not have a Material Adverse Effect.

     3.17 Compliance with Laws. Except as disclosed on Schedule 3.17, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, injunction, decree, arbitration award, license or permit of any Governmental Entity, including any Environmental Laws (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect. Except as disclosed in Schedule 3.17, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

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


     3.18 Interested Party Transactions. Since August 11, 1999, no event has occurred that could be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.19 Insurance. The Company maintains the insurance policies listed on
Schedule 3.19(a) (the "Insurance Policies"). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Schedule 3.19(b) lists all claims made within the last three
(3) years against or under the Contractors Pollution Liability and Errors and Omissions/Operations and Professional Services Insurance and other errors and omissions insurance policies maintained by the Company or any of its Subsidiaries.

     3.20 Certain Business Practices. Neither the Company, any of its Subsidiaries nor any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment prohibited by applicable law.

     3.21 Y2K Compliance. The status of the Company's Year 2000 compliance is as set forth in the Company's Form 10-Q for its fiscal quarter ended November 30, 1999.

     3.22 Agreement, Contracts and Commitments.

          (a) Except for any contract filed as an exhibit to any SEC Report or as set forth on Schedule 3.22(a) hereto (collectively, the "Company Material Contracts"), neither the Company nor any of the Subsidiaries is a party to or is bound by,

              (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

              (ii) any lease of machinery, equipment or other personal property that contemplates payments by or to the Company or any of the Subsidiaries individually exceeding $25,000 or in the aggregate exceeding $200,000 in any twelve-month period;

              (iii) any contract for the purchase of any equipment, materials or supplies for a purchase price exceeding $25,000 for any such contract or group of related contracts or $200,000 in the aggregate for all such contracts;

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


              (iv) any Governmental Contract (as defined in Section 3.24(c)) or any commercial contract for the sale of the Company's services or products which is likely to involve revenues to the Company of more than $250,000 in the aggregate, over the remaining term;

              (v) (A) any contract, agreement or instrument relating to or evidencing purchase money indebtedness in excess of $100,000 or indebtedness for borrowed money of the Company or any Subsidiary, (B) any Accommodation Obligation in excess of $100,000 or (C) extension of credit by the Company or any Subsidiary in excess of $100,000 or loan by the Company or any Subsidiary;

              (vi) any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, the localities in which, or the period during which the business of the Company or the Subsidiaries may be conducted;

              (vii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

              (viii) any voting or other agreement governing how any Shares shall be voted;

              (ix) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement;

              (x) any brokerage or finders fee agreements other than agreements for normal brokerage commissions or finders fees payable in the ordinary course of business; or

              (xi) any other contract that individually contemplates payments by or to the Company or any of the Subsidiaries exceeding $50,000 in any twelve-month period or which in the aggregate contemplate payments by or to the Company or any of the Subsidiaries exceeding $200,000 in any twelve-month period or which otherwise are material to the operations of the Company or any of the Subsidiaries.

          (b) Except as set forth on Schedule 3.22(b) hereto, each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and, to the Company's knowledge, each other party thereto, and each is in full force and effect, and the Company and each Subsidiary and, to the Company's knowledge, each other party thereto have performed all obligations required to be performed by them to date under each Company Material Contract. Neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, has there occurred any event or does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract.

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


          (c) Schedule 3.22(c) lists all open projects having an original project value greater than $250,000 that:

              (i) are performed on a firm fixed price basis, or

              (ii) are greater than five percent (5%) over budget; such Schedule lists the amount the project is over budget.

          (d) Schedule 3.22(d) lists all projects which:

              (i) the client or any other contractor or subcontractor on the project has made a claim that the Company has misperformed or negligently performed such project, or is in breach of any project-related agreement;

              (ii) there are current project reserves greater than $25,000; or

              (iii) for which project reserves of greater than $25,000 have been released or reversed within the past 180 days.

     3.23 Merger Payments. Except as specifically identified and estimated on
Schedule 3.23, the execution and delivery of this Agreement, consummation or announcement of any transaction contemplated by this Agreement or any subsequent termination of employment will not result in any material payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer, employee, former employee or director thereof under any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing or any "rabbi trust" or similar arrangement or material benefit under any of the Company Plans being established or becoming accelerated, vested or payable.

     3.24 Government Contracts. Except as disclosed in Schedule 3.24:

          (a) With respect to each Government Contract or Bid to which the Company and/or any of its Subsidiaries is a party: (i) all representations and certifications were current, accurate and complete when made, and the Company and its Subsidiaries have fully complied with all such representations and certifications; (ii) no allegation has been made, either orally or in writing, that the Company or any of its Subsidiaries is in breach or violation of any material statutory, regulatory or contractual requirement; (iii) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (iv) no cost in excess of $200,000 incurred by the Company, any of its Subsidiaries or any of their respective subcontractors has been questioned or disallowed; (v) no money due to the Company or any of its Subsidiaries has been (or has threatened to be) withheld or set off; (vi) no request for a contract price adjustment based on a claimed disallowance by a Governmental Entity or claim of defective pricing or mischarging of any kind has been made; and (vii) no claim or request

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


for equitable adjustment or other demand by the Company or any Subsidiary against any Governmental Entity or any third party has been made, and to the best of the Company's knowledge, no basis therefor exists.

          (b) Neither the Company, any of its Subsidiaries, any of their respective affiliates, nor any of the Company's or any of its Subsidiaries' directors, officers, employees, agents or consultants is (or for the last three years has been) (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) temporarily or permanently suspended, debarred or enjoined from doing business with any Governmental Entity or from engaging in or continuing any conduct or practice in connection with the activities of the Company or any of the Subsidiaries or declared nonresponsible or ineligible for government contracting. None of the Company, any of its Subsidiaries or any of their respective affiliates has made a voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. The Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility of the Company or any of its Subsidiaries in the future.

          (c) Definitions. The following terms, as used herein, shall have the following meanings:

          "Bid" means any quotation, bid or proposal by the Company, any of its Subsidiaries or any of their respective affiliates which, if accepted or awarded, would lead to a contract with a Governmental Entity or any other entity, including a prime contractor or a higher tier subcontractor to a Governmental Entity, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

          "Governmental Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, option, basic ordering agreement, forward pricing rate agreement, letter contract, purchase order, delivery order, Bid, change order, task order, arrangement or other commitment of any kind relating to the business of the Company or any of its Subsidiaries between the Company and/or any of its Subsidiaries and (1) any Governmental Entity, (2) any prime contractor to a Governmental Entity or (3) any subcontractor with respect to any contract described in clause (1) or (2).

     3.25 Certain Approvals. The Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the GCL) or restrictive provision of any applicable anti-takeover provision in the Company's Certificate of Incorporation (including Article Fourteenth) or Bylaws.

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


     3.26 Relationships with Customers, Suppliers and Representatives. The Company has not received written notice and has no knowledge that any customer, supplier, or sales representative intends to cancel, terminate or otherwise modify its relationship with the Company or any Subsidiary which would have a Material Adverse Effect on the Company.

     3.27 Permits. The Company and its Subsidiaries hold, and there are in full force and effect, all permits, authorizations, licenses, permissions, or consents of any Governmental Entity or other person or entity that are required to be held by the Company or any of its Subsidiaries to own, maintain and operate the assets and properties owned or leased by the Company or its Subsidiaries or conduct their respective activities as currently conducted and are material to the operations of the Company and its Subsidiaries, each of which is described on Schedule 3.27 (the "Company Permits"). Except as described on Schedule 3.27, (i) neither the Company nor any of its Subsidiaries is in default (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) under any provision of the Company Permits, (ii) neither the Company nor any of its Subsidiaries has received any notice of any threatened cancellation, modification or non-renewal of any Company Permit, and (iii) to the best of the Company's knowledge, no basis for any such cancellation, modification or non-renewal exists.

     3.28 Company Action. The Board, at a meeting duly called and held, has, with knowledge of the terms and conditions in this Agreement, (i) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and such approval constitutes approval of the Merger for purposes of Section 203 of the Delaware General Corporation Law (the "GCL"), and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated by this Agreement; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent specifically set forth in Section 6.1(c).

     3.29 Opinion of Financial Advisor. CIBC World Markets Corp. has rendered to the Board an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. The Company has provided to Acquiror a true and correct copy of such opinion and has obtained the consent of CIBC World Markets Corp., subject to its prior approval of the language used in connection with the reference, to the reference thereto in the Proxy Statement and the inclusion in the Proxy Statement of a copy of such written opinion.

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                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION

     Each of Acquiror and Acquisition represents and warrants to the Company as follows:

     4.1 Organization. Each of Acquiror and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite corporate power and authority to own, lease and operate the properties that it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on Acquiror and its subsidiaries, taken as a whole.

     4.2 Authority Relative to this Agreement. Each of Acquiror and Acquisition has full power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Acquiror and Acquisition and the consummation by Acquiror and Acquisition of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror and Acquisition. This Agreement has been duly executed and delivered by Acquiror and Acquisition and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Acquiror and Acquisition, enforceable against Acquiror and Acquisition in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     4.3 Consents and Approvals; No Violation. None of the execution and delivery of this Agreement by Acquiror and Acquisition, the consummation by Acquiror and Acquisition of the transactions contemplated hereby or compliance by Acquiror and Acquisition with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the certificate of incorporation or Bylaws of Acquiror or Acquisition, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Acquiror or Acquisition, except (A) pursuant to the Exchange Act, the Securities Act, certain state takeover statutes, the HSR Act and (B) for filing the Certificate of Merger pursuant to the GCL, (iii) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Acquiror or Acquisition pursuant to, any note, license, agreement or other instrument or obligation to which Acquisition is a party or by which Acquiror or Acquisition or any of their respective assets may be bound or affected or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or Acquisition or any of their respective assets; other than (A) such defaults, rights of termination, cancellation,

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amendment or acceleration, such liens and encumbrances, as set forth pursuant to clauses (ii) and (iii) above and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to clause (iv) above, the failure to obtain which, in the aggregate, would not have a material adverse effect on the ability of Acquiror and Acquisition to perform their obligations set forth herein or consummate the transactions, contemplated hereby.

     4.4 Proxy Statement. The information relating to Acquisition or Acquiror provided to the Company by Acquisition or Acquiror specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is first sent to stockholders, at the time of the Special Meeting or at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.5 Financing. Acquiror (i) has received fully executed written commitments, copies of which have been provided to the Company (the "Financing Commitments"), to provide the funds necessary to satisfy all of Acquiror's and Acquisition's obligations under this Agreement and in connection with the transactions contemplated hereby and (ii) subject to the satisfaction of the conditions to Acquiror's and Acquisition's obligations stated in Article VII, will have at the Effective Time the necessary financing to perform such obligations.

     4.6 No Violation of the Margin Rules. None of the transactions contemplated by this Agreement will violate or result in the violation of Section 7 of the Exchange Act or any regulation promulgated pursuant thereto, including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

     4.7 Brokers. None of Acquiror or Acquisition or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability, which would be payable by the Company, for any brokerage, finder's or other fees or commissions in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Except as otherwise specifically provided in this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Subsidiaries to, conduct its operations only in the ordinary and usual course of business and consistent with past practices and shall use its best efforts, and shall cause each of the Subsidiaries to use their best efforts, to preserve intact its present business organization, keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others having business relationships with it. Without limiting the

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


generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, prior to the Effective Time, without the prior written consent of Acquiror and Acquisition:

          (a) propose or adopt any amendment to or otherwise change its Certificate of Incorporation or Bylaws except as contemplated by this Agreement;

          (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class, any Voting Debt or any other securities of, or any other ownership interest (including but not limited to stock appreciation rights, phantom stock or stock-based performance units) in, the Company or any Subsidiary (except for the issuance of shares of Common Stock upon the exercise of Company Options granted under the Stock Option Plans and the Employee Stock Purchase Plan and set forth on
Schedule 3.2(a)), or amend any of the terms of any such securities or agreements outstanding on the date hereof, other than pursuant to the terms of this Agreement;

          (c) reclassify, combine, split or subdivide any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

          (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Shares or other securities of the Company or any Subsidiary or any securities convertible into or exchangeable or exercisable for any Shares or other securities of the Company or its Subsidiaries;

          (e) (i) incur, assume or prepay any material liability, including, without limitation, any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon, or (v) make any commitments for or authorize any new capital expenditures in excess of $50,000 individually and $500,000 in the aggregate;

          (f) except as required by law or pursuant to the terms of this Agreement and except for amendments to the Employee Stock Purchase Plan to provide that (i) if the Merger is to occur on or prior to June 30, 2000, the last day of the six-month period shall be the day immediately prior to the day on which the Merger occurs and (b) if the Merger is to occur after June 30, 2000, the Plan will be terminated effective on the day immediately prior to the day on which the Merger is to occur and the moneys in participants' accounts will be returned to them, enter into, adopt, terminate or amend in any material respect any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance, termination pay or other employee benefit agreement or arrangement, labor agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or, except in the ordinary course of business consistent with past practice, increase in any material manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any existing plan and arrangement including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units;

          (g) enter into any agreement, contract, commitment or transaction other than in the ordinary course of business, consistent with past practices;

          (h) waive, assign, release or relinquish any material rights, cancel any material (individually or in the aggregate) indebtedness, waive the benefits of or agree to modify in any manner any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party, or permit any insurance policy naming it as a beneficiary or loss payable payee, including the Insurance Policies, to be cancelled or terminated;

          (i) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement in principle or a definitive agreement with respect to any merger, consolidation, reorganization, recapitalization, liquidation, dissolution, or business combination, any acquisition of a material amount of assets or securities, or any disposition of a material amount of assets or securities;

          (j) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it or revalue in any respect any of its material assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

          (k) make, revoke or amend any tax election, settle or compromise any federal, state, local or foreign income tax liability, waive or extend the statute of limitations in respect of any such taxes or enter into or amend any agreement with any tax authority;

          (l) pay, discharge, settle, compromise or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practices since the date thereof;

          (m) fail to maintain in full force and effect any Company Permit, Environmental Permit or license (including contractor and professional engineering licenses and qualifications to transact business) other than in the ordinary course of business consistent with past practices; or

         (n) commit or agree (in writing or otherwise) to take any of the foregoing actions or any action or allow any other event to occur which would make any representation or warranty in this Agreement materially untrue or incorrect, including as of the date hereof and as of the Effective Time, as if made as of such time.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 No Solicitation.

         (a) For purposes of this Agreement:

             (i) "Alternative Proposal" means any inquiry, proposal or offer, whether written or oral and whether or not delivered to the Company's stockholders generally, from any person or Group relating to any direct or indirect acquisition or purchase of any material portion of the assets of the Company and its Subsidiaries taken as a whole, or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer (including by the Company or its Subsidiaries) that if consummated could result in any person or Group beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

             (ii) "Superior Proposal" means a bona fide offer, whether written or oral, made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the total outstanding voting securities of the Company or all or substantially all the assets of the Company, which offer is otherwise on terms which the Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be reasonably likely to be completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the person, entity or Group making the proposal) and more favorable to the Company's stockholders from a financial point of view than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, is as likely to be obtained by such third party as is the financing of Acquiror pursuant to the Financing Commitments.

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


             (iii) "Representative" means any of the officers, directors, employees or agents of, or any investment banker, attorney, accountant or other advisor or representative retained by, the Company or its Subsidiaries.

             (iv) "Group" means any group as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

         (b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company shall not and shall direct its Representatives not to and shall cause the Subsidiaries and their Representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person, entity or Group concerning any actual or potential Alternative Proposal. The Company represents and warrants to Acquiror and Acquisition that it, its Subsidiaries and their respective Representatives have ceased any and all existing activities, discussions or negotiations with any persons, entities or Groups conducted heretofore with respect to any Alternative Proposal. Any violation of the restrictions set forth in this Section 6.1(b) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by the Company.

         (c) (i) If the Board reasonably determines in good faith, after taking into account the advice of its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company and its Representatives may, in response to a Superior Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.1, furnish non-public information with respect to the Company and participate in discussions and negotiations regarding such Superior Proposal if the person, entity or Group submitting the Superior Proposal has signed a confidentiality agreement usual and customary with respect to transactions contemplated by the Superior Proposal. The Company shall furnish to Acquiror any non-public information furnished pursuant to the preceding sentence at the same time the Company furnishes such information to the person, entity or Group submitting the Superior Proposal.

             (ii) The Company shall promptly following receipt of any written Alternative Proposal (and in any event not later than 24 hours after receipt thereof), notify Acquiror of the receipt of the Alternative Proposal.

             (iii) If the Board reasonably determines in good faith, after taking into account the advice of its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an Acquisition Agreement with respect to a Superior Proposal, if the Company has (w) given Acquiror written notice (a "Notice of Superior Proposal") advising Acquiror that the Board has received a Superior Proposal specifying the material terms and conditions of the Superior Proposal (including the proposed financing), identifying the person making such Superior

Proposal and including a copy of the Superior Proposal, (x) afforded Acquiror three business days from the date the Notice of Superior Proposal was received by Acquiror to propose to the Company such modifications to the transactions contemplated by this Agreement as Acquiror may elect (a "Modified Proposal") and
(y) negotiated with Acquiror in good faith during the three business days following the date on which the Notice of Superior Proposal was received by Acquiror to enable Acquiror to negotiate a Modified Proposal during such three business day period such that the subject Superior Proposal no longer constitutes a Superior Proposal. Any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three business day period thereafter, to the extent permitted under applicable law, prior to public disclosure by the Board of its recommendation with respect thereto.

         (d) Nothing contained in this Section 6.1 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board, after taking into account the advice of its outside legal counsel, disclosure is required under applicable law, provided, that neither the Company nor the Board nor any committee thereof shall, except in strict compliance with the provisions of Section 6.1(c), withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Alternative Proposal.

     6.2 Access to and Delivery of Information. From the date of this Agreement, the Company shall, and shall cause its officers, directors, employees, auditors, agents and subsidiaries, and the officers, directors, employees, auditors and agents of each Subsidiary to, give Acquiror and Acquisition and each source of financing for Acquiror in connection with the Merger (each a "Financing Source") and the officers, employees, counsel, advisors and representatives of Acquiror, Acquisition and each Financing Source (the "Agents"), access during regular business hours to all officers, employees, agents, offices, properties, and other facilities and to all books and records of the Company and each Subsidiary, permit Acquiror, Acquisition and each Financing Source to make such inspections and conduct such testing as it may require, and furnish Acquiror, Acquisition and each Financing Source with such financial, operating, environmental and other data and information as Acquiror or Acquisition, through their Agents, may from time to time reasonably request. Acquisition and Acquiror shall hold and shall cause their Agents to hold all information provided pursuant to this Section 6.2 confidential to the extent required by the terms of the Confidentiality Agreement. The Company shall furnish promptly to Acquiror and Acquisition a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal, state or foreign securities laws. The Company will deliver or make available to Acquiror a true and complete copy of each of the Company Permits within 10 days after the date of this Agreement. No investigation made by Acquiror, Acquisition or any Agent pursuant to this
Section 6.2 shall affect any representations or warranties of the parties contained in this Agreement or any conditions to their obligations hereunder.

     6.3 Public Announcement. Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to any of the transactions contemplated by this Agreement, shall provide to the other party for review a copy of any such press release or statement a reasonable time prior to such release or statement and shall not issue any such press release or make any such public statement prior to such consultation and review, except where advised by outside legal counsel that consultation is not practicable in order to comply with applicable law or any listing agreement with applicable securities exchanges.

     6.4 Indemnification and Insurance.

         (a) Acquisition and Acquiror hereby acknowledge the existence and continued effect of and agree to cause the Surviving Corporation to honor in accordance with their respective terms certain indemnity agreements (the "Indemnity Agreements") listed on Schedule 6.4(a), true and complete copies of which the Company has provided to Acquiror, that are outstanding as of the date hereof between the Company and certain of the Company's former and existing directors and officers.

         (b) All rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") as provided in the certificate or articles of incorporation, bylaws or similar documents of any of the Company or any of its Subsidiaries as in effect as of the date hereof (as reflected in such documents provided to Acquiror prior to the date of this Agreement) with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years unless and to the extent otherwise required by applicable law.

         (c) Acquiror shall cause the Company, and from and after the Effective Time, the Surviving Corporation, to purchase a six-year extended reporting period endorsement under the current policy of directors' and officers' liability insurance maintained by the Company set forth on Schedule 3.19(a), a true and complete copy of which the Company has provided to Acquiror; provided that (i) the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies, (ii) such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time and (iii) the Surviving Corporation shall not be required to pay an annual premium for such coverage in excess of 150% of the last annual premium paid (the "Maximum Premium") by the Company prior to the date hereof (which the Company represents to be $102,000 for the 12-month period ended July 1, 2000). If the Surviving Corporation is unable to obtain the insurance required by this Section 6.4(c) for the Maximum Premium it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

     6.5 Continuation of Benefits. During the period from the Effective Time through the first anniversary thereof, Acquiror shall maintain or cause to be maintained wages,

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


compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company and the Subsidiaries, which are, in the aggregate, substantially the same as or not materially less favorable in the aggregate than those generally in effect with respect to similarly situated employees of Acquiror. Buyer shall maintain the Company's existing medical, health and dental employee benefit plans ("Existing Company Medical Plans") in effect from the Effective Time through December 31, 2000. For all Employee Benefits of Acquiror and its affiliates after the Effective Time, Acquiror shall, to the extent permitted under its benefit plans, cause all service with the Company or any of its Subsidiaries prior to the Effective Time of employees to be treated as service with Acquiror and its affiliates for eligibility, vesting and benefit accrual purposes to the same extent that such service is taken into account by the Company and its Subsidiaries as of the date hereof, except to the extent such treatment will result in duplication of benefits. From and after the Effective Time, Acquiror shall, to the extent permitted under the relevant plan and within Acquiror's control, (i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such limitations or waiting periods did not apply to the employees of the Company under its plans in existence as of the date hereof) under any group health plans of Acquiror or any of its Subsidiaries to be waived with respect to employees of the Company and their eligible dependents and (ii) give each employee of the Company credit for the plan year in which the Effective Time occurs toward applicable deductions and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year. "Employee Benefits" shall mean benefits provided under any of the following employee plans: medical, health, dental, life insurance, long-term disability, severance, pension, retirement or savings plan, policy or arrangement, including those such plans for which coverage is generally limited to officers or a select group of highly compensated employees. If so requested by Acquiror, the Company shall, immediately prior to the Effective Time, cause to be terminated any one or more Company Plans (as that term is defined in Section 3.10), other than Existing Company Medical Plans, by taking all such corporate action, preparing, filing and furnishing all such notices to employees, trustees, insurance companies, service providers and Governmental Entities as may be necessary or appropriate, and making arrangements for the distribution of assets as may be required in order to effectuate such termination prior to the Effective Time.

     6.6 Severance Policy and Other Agreements. Except as contemplated by
Section 7.3(g), Acquiror shall honor or cause to be honored all severance and retention agreements and employment agreements with the Company's directors, officers and employees set forth on Schedule 6.6. The Company represents and warrants that it has provided to Acquiror true and complete copies of such agreements.

     6.7 Reasonable Efforts. Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all waivers, consents and approvals of, and to make all filings with and notifications to, any Governmental Entity or any other third parties as are necessary in order to consummate the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Proxy Statement, any required filings under the HSR Act, or other foreign filings and any amendments to any thereof. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Acquiror or Acquisition or any of their respective subsidiaries should be discovered by the Company or Acquiror, as the case may be, which should be set forth in the Proxy Statement, the discovering party promptly shall inform the other parties of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action. The Company shall use its reasonable best efforts to take or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Surviving Corporation has the full benefit of all of the Environmental Permits after the Effective Time.

     6.8 Proxy Statement.

         (a) The Company shall, in accordance with applicable law:

             (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable after the date of this Agreement for the purpose of approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, for the purpose of considering and taking action upon this Agreement (the "Special Meeting") and shall not, unless required by applicable laws to do so, adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) such Special Meeting without the prior consent of Acquiror;

             (ii) subject to Section 6.1(c), include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

             (iii) use its best efforts to (A) obtain and furnish the information required to be included by it in the Proxy Statement, file the preliminary Proxy Statement with the SEC on or before April 17, 2000 and, after consultation with Acquiror and Acquisition, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the date of this Agreement and (B) solicit from the stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and, subject to Section 6.1(c), take all other actions reasonably necessary or advisable to secure the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders.

         (b) The Company shall promptly correct the Proxy Statement if and to the extent that it becomes false or misleading in any material respect (and each of Acquiror and Acquisition, with respect to written information supplied by it specifically for use in the Proxy Statement, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information), shall supplement the information contained in the Proxy Statement to include any information that becomes necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and each of Acquiror and Acquisition shall supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading), and shall take all steps necessary to cause the Proxy Statement, as so corrected or supplemented, to be filed with the SEC and disseminated to the Company's stockholders, in each case to the extent required by applicable federal securities laws. Acquiror and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC or dissemination to the stockholders of the Company. The Company shall provide to Acquiror and its counsel any comments and correspondence the Company or its counsel may receive from the SEC with respect to the Proxy Statement promptly after receipt thereof.

         (c) The Company shall, or shall cause its transfer agent to, make all stock records and other records relating to the Shares and the Company's stockholders available to Acquiror and Acquisition as is necessary or advisable to effect the intent of this Agreement.

     6.9 Notification of Certain Matters; Equitable Relief.

         (a) The Company shall give prompt written notice to Acquiror, and Acquiror shall give prompt written notice to the Company, of the occurrence (or nonoccurrence) of any event, the occurrence (or nonoccurrence) of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and of any material failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available to either party hereunder.

         (b) Each of the Company, Acquiror and Acquisition shall give prompt written notice to the other parties hereto of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         (c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and

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


to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     6.10 Antitrust Notification. Each of the Company and Acquiror shall as promptly as practicable, but in no event later than ten (10) business days following the execution of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of the parties hereto shall use commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby; provided; however, that nothing contained herein shall require (i) Acquiror or any of its subsidiaries to divest or hold separate any portion of its assets or the assets of the Company or (ii) the Company or any of its subsidiaries to divest or hold separate any portion of its assets.

     6.11 Takeover Statutes. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement or any of the transactions contemplated hereby, the Company shall promptly use its reasonable best efforts to take all action necessary to render such statute or regulation inapplicable to all of the foregoing.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation as in effect on the date hereof and the GCL;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction and be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

          (c) any waiting period applicable under the HSR Act shall have terminated or expired.

     7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or both of which may be waived by the Company:

         (a) each of Acquiror and Acquisition shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

         (b) Acquiror and Acquisition shall not have materially breached any of their material representations or warranties in the Merger Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties).

     7.3 Conditions to Obligation of Acquiror and Acquisition to Effect the Merger. The obligation of Acquiror and Acquisition to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Acquiror and
Acquisition:

         (a) the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

         (b) there shall not have been any regulation, legislation, statute, rule, injunction, judgment or other order promulgated, enacted, entered or enforced or deemed applicable to the Merger by any Governmental Entity and be in effect (other than the routine application to the Merger or other subsequent business combination of waiting periods under the HSR Act), that in the reasonable judgment of Acquiror prohibits or limits or seeks to prohibit or limit the ownership or operation by Acquiror or Acquisition or any other affiliate of Acquiror of all or any portion of the business or assets of the Company and the Subsidiaries or of Acquiror or Acquisition or any other affiliate of Acquiror or compels or seeks to compel Acquiror or Acquisition or any other affiliate of Acquiror to dispose of or to hold separately all or any portion of the business or assets of the Company or any of the Subsidiaries or of Acquiror or Acquisition or any other affiliate of Acquiror, or imposes or seeks to impose any limitation on Acquiror or Acquisition or any other affiliate of Acquiror to conduct their business or own such assets;

         (c) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity, challenging the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clause (b) above;

         (d) no Material Adverse Effect shall have occurred;

         (e) the Company shall not have materially breached any of its material representations or warranties in the Merger Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties);

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


         (f) there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event or circumstance that materially and adversely affects, the extension of credit by banks or other lending institutions, (iii) any banking moratorium declared by New York, Texas or United States authorities, any material adverse change in the market for syndicated facilities similar in nature to the credit facilities of Acquiror or any material disruption of, or material adverse change in, financial, banking or capital markets generally, in each case as determined by Acquiror in its sole reasonable discretion, (iv) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; and

         (g) the Company shall have $14.5 million of available cash prior to payment of (i) amounts payable pursuant to Section 1.9(a), and (ii) transaction fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by written notice, notwithstanding approval thereof by the stockholders of the
Company:

         (a) by mutual written consent duly authorized by the Board of Directors of Acquiror and the Board;

         (b) by either Acquiror or the Company if:

             (i) a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove, lift, vacate or reverse such order, decree or ruling; or

             (ii) the Board has recommended, or the Company has entered into an Acquisition Agreement with respect to, an Alternative Proposal except that the Company may not exercise its right to terminate the Agreement pursuant to this
Section 8.1(b)(ii) unless the Acquisition Agreement is with respect to a Superior Proposal, the Company has strictly complied with the terms and procedures set forth in Section 6.1 and prior to such termination the Company has paid the Termination Fee described in Section 8.3(b); or

             (iii) if the Merger shall not have been consummated by August 31, 2000 (the "Outside Date"); provided, however, that the right to terminate this Agreement is not available to any party that is then in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties) or if such party's material breach has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

         (c) by Acquiror if:

             (i) the Company shall have failed to include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

             (ii) the Board or any committee thereof shall have (A) withdrawn or modified (including but not limited to by amendment of or supplement to the Proxy Statement) or publicly proposed to withdraw or modify in a manner adverse to Acquiror or Acquisition its approval or recommendation of this Agreement or the Merger; (B) approved or recommended or publicly proposed to approve or recommend any Alternative Proposal; (C) resolved to effect any of the foregoing; or (D) failed to reaffirm publicly and unconditionally its recommendation to the Company's stockholders to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, which public affirmation must be made within five business days after Acquiror's written request to do so (which request may be made at any time that an Alternative Proposal is pending) and must also include the unconditional rejection of such Alternative Proposal (to the extent not previously publicly withdrawn); or

             (iii) the Company is in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties); provided that if such breach is curable through the exercise of the Company's commercially reasonable efforts, Acquiror may not terminate this Agreement under this Section 8.1(c)(iii) unless such breach is not cured on or prior to the date that is twenty (20) days after written notice of such breach is given by Acquiror to the Company; or

         (d) by the Company if Acquiror or Acquisition is in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties); provided that if such breach is curable through exercise of Acquiror's or Acquisition's commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured on or prior to the date that is twenty (20) days after written notice of such breach is given by the Company to Acquiror.

     8.2 Notice of Termination; Effect of Termination.

         (a) Any termination of this Agreement under Section 8.1 above shall be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto.

         (b) In the event of the termination of this Agreement as provided in
Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 8.3 and Article IX (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

         (c) No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3 Fees and Expenses.

         (a) The Company shall reimburse Acquiror in the amount of $500,000 as reimbursement for all of its costs and expenses in connection with this Agreement and the Merger ("Transaction Expenses") if this Agreement has been terminated by Acquiror pursuant to Section 8.1(c)(iii), provided that Acquiror is not in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or material adverse effect in such representations and warranties), and Acquiror shall reimburse the Company in an amount of $500,000 as reimbursement for Transaction Expenses if this Agreement has been terminated by the Company pursuant to Section 8.1(d), provided that the Company is not in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties).

         (b) If this Agreement is terminated pursuant to Section 8.1(b)(ii) or
Section 8.1(c)(i) or (ii), the Company shall promptly pay Acquiror a termination fee of $2,500,000 (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Acquiror.

         (c) In addition to the Company's obligations under Section 8.3(a), if

             (i) this Agreement is terminated pursuant to Section 8.1(c)(iii) and the Company is unable to prove by a preponderance of the evidence that the breach by the Company was not willful and prior to the first anniversary of such termination, the Company enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated, or

             (ii) this Agreement is terminated pursuant to Section 8.1(c)(iii) and the Company proves by a preponderance of the evidence that the breach by the Company was not willful and prior to the first anniversary of such termination, the Company enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated and the consideration per Share expected to be paid in connection with such transaction is an amount equal to (x) $11.50, less (y) the amount determined by dividing the Termination Fee by the number of Shares then outstanding, within one business day of the execution of such agreement or consummation of such Alternative Proposal, the Company shall pay Acquiror the Termination Fee less Transaction Expenses previously paid to Acquiror pursuant to Section 8.3(a) in immediately available funds by wire transfer to an account designated by Acquiror.

     8.4 Amendment. This Agreement may be amended by action taken by the Company, Acquiror and Acquisition at any time before or after adoption of the Merger by the stockholders of the Company (if required by applicable law); provided, however, that, after any such approval by the stockholders of the Company, no amendment shall be made that is not otherwise permitted pursuant to
Section 251(d) of the GCL. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto (in the case of the Company, acting through the Board) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) subject to Section 8.4, waive compliance by the other party with any of the covenants and agreements contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This Section 9.1 shall have no effect upon any covenant, agreement or obligation whether to be performed before or after the Effective Time.

     9.2 Entire Agreement; Assignment. This Agreement (including the documents, schedules and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise and any attempted assignment of this Agreement in violation of this sentence shall be void; provided, however, that Acquiror may assign its rights and Acquisition may assign its rights, interest and obligations to any wholly-owned subsidiary of Acquiror without the consent of the Company provided that no such assignment shall relieve Acquiror of any liability for any breach by such assignee. Nothing in this Section 9.2 shall be deemed to supersede or terminate the rights of the Company pursuant to the Confidentiality Agreement.

     9.3 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) or confirmed facsimile transmission to the respective parties as follows:

If to Acquiror or Acquisition:

     MACTEC, Inc.
     1819 Denver West Drive, Suite 400
     Golden, CO 80401
     Attention: J. Michael Zika
     Fax: (303) 273-5000

with a copy to

     Morrison & Foerster LLP
     370 Seventeenth Street, Suite 5200
     Denver, Colorado 80202
     Attention: Bruce D. Stocks
     Fax: (303) 592-1510

If to the Company:

     Harding Lawson Associates Group, Inc.
     707 Seventeenth Street, Suite 2400
     Denver, CO 80202
     Attention: Robert L. Costello, Jr.
     Fax: (303) 293-6105
with a copy to

     Howard, Rice, Nemerovski, Canady
     Falk & Rabkin, P.C.
     A Professional Corporation
     Three Embarcadero Center, 7th Floor
     San Francisco, California 94111
     Attention: Richard W. Canady
     Fax: (415) 217-5910

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided, that notice of any change of address shall be effective only upon receipt thereof).

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.6 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitations." The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

     9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in fall force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby, subject to the terms and conditions hereof, are fulfilled to the fullest extent possible.

     9.10 Attorneys Fees. In the event of any dispute hereunder, the prevailing party shall be entitled to the recovery of reasonable attorneys fees.

     9.11 Expenses. Except as set forth in Section 8.3(a), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     9.12 Waiver of Jury Trial. Each of Acquiror, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

     IN WITNESS WHEREOF, each of the parties signed below has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized the day and year first above written:

                                       MACTEC, INC.
                                       a Colorado corporation


                                       By: /s/ Scott E. State
                                           -------------------------------------
                                           Name:  Scott E. State
                                           Title: President

                                       CETCAM ACQUISITION CORPORATION,
                                       a Delaware corporation


                                       By: /s/ Scott E. State
                                           -------------------------------------
                                           Name:  Scott E. State
                                           Title: President

                                       HARDING LAWSON ASSOCIATES GROUP,
                                       INC., a Delaware corporation


                                       By: /s/ Robert L. Costello, Jr.
                                           -------------------------------------
                                           Name:  Robert L. Costello, Jr.
                                           Title: Chief Executive Officer

                                   APPENDIX B


                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]


                                 March 23, 2000


The Board of Directors
Harding Lawson Associates Group, Inc.
707 17th Street, Suite 2400
Denver, Colorado  80202

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Harding Lawson Associates Group, Inc. ("Harding") of the Merger Consideration (defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of March 23, 2000 (the "Merger Agreement"), by and among MACTEC, Inc. ("MACTEC"), CETCAM Acquisition Corp., a wholly owned subsidiary of MACTEC ("Sub"), and Harding. The Merger Agreement provides for, among other things, the merger of Sub with and into Harding (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Harding (the "Harding Common Stock") will be converted into the right to receive $11.50 in cash (the "Merger Consideration").

In arriving at our Opinion, we:

(a)      reviewed the Merger Agreement;

(b) reviewed audited financial statements of Harding for the fiscal years ended May 31, 1997, May 31, 1998 and May 31, 1999;

(c) reviewed unaudited financial statements of Harding for the fiscal quarters ended August 31, 1999 and November 30, 1999;

(d) reviewed financial projections of Harding prepared by the management of Harding;

(e) reviewed the historical market prices and trading volume for Harding Common Stock;

(f) held discussions with the senior management of Harding with respect to the business and prospects for future growth of Harding;

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Harding;

The Board of Directors
Harding Lawson Associates Group, Inc.
707 17th Street, Suite 2400
Denver, Colorado  80202
Page 2


(h) performed a discounted cash flow analysis of Harding using certain assumptions of future performance provided to or discussed with us by the management of Harding;

(i) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

(j)      reviewed public information concerning Harding;

(k) at the request of Harding, approached and held discussions with certain third parties to solicit indications of interest in the possible acquisition of Harding; and

(l) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Harding and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Harding provided to or discussed with us, we assumed, at the direction of the management of Harding, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Harding. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (contingent or otherwise) of Harding or its affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Harding, or the price at which Harding Common Stock will trade subsequent to announcement or upon consummation of the Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Harding in connection with the Merger and to the Board of Directors of Harding in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon the delivery of this Opinion. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Harding for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors
Harding Lawson Associates Group, Inc.
707 17th Street, Suite 2400
Denver, Colorado  80202
Page 3

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Harding Common Stock. This Opinion is for the use of the Board of Directors of Harding in its evaluation of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

                                                Very truly yours,

                                                /s/ CIBC World Markets Corp.

                                                CIBC WORLD MARKETS CORP.

                                   APPENDIX C

                RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL

         In view of the complexity of these provisions of the DGCL, any stockholder who is considering exercising appraisal rights should consult his or her legal advisor.

         The following is a summary of the principal provisions of Section 262 and does not purport to be complete description. A copy of Section 262 follows this summary. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN THIS APPENDIX C HERETO.

         A stockholder electing to exercise appraisal rights must (a) deliver to Harding, before the Harding stockholders vote on the merger agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of common stock for which appraisal is demanded (b) not vote in favor of adopting the merger agreement. The demand must be delivered to Harding Lawson Associates Group, Inc. at 707 Seventeenth Street, Suite 2400, Denver, CO 80202,
Attention: Secretary. A proxy or vote against adopting the merger agreement does not constitute a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs Harding of the name and mailing address of the holder of record and of such stockholder's intention to demand appraisal of such holder's common stock. Because a proxy left blank will, unless revoked, be voted FOR adoption and approval of the merger agreement, a stockholder electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the merger agreement or ABSTAIN from voting for or against adoption of the merger agreement, in addition to making a separate demand for appraisal. If the demand is not physically received by Harding before the special meeting, irrespective of when mailed, then the demand will not be considered mailed.

         Only the holder of record of common stock is entitled to demand appraisal rights for common stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record. A holder of record, such as a broker, who holds common stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the holder of record.

         Within 10 days after the effective time of the merger, Harding will send notice of the effectiveness of the merger to each person who prior to the effective time of the merger satisfied the foregoing conditions. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of the notice, demand in writing from Harding the appraisal of his or her Harding shares.

         Within 120 days after the effective time of the merger, Harding or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the common stock held by all stockholders entitled to appraisal. Harding does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Harding will file a petition to appraise the value of their common stock or that Harding will initiate any negotiations with respect to the "fair value" of such common stock. Accordingly, holders of common stock should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

         Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from Harding a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such common stock. Harding is required to mail such statement within 10 days after it receives a written request to do so, or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for an appraisal is timely filed and a copy is delivered to Harding, Harding must then provide the Delaware Court of Chancery with a list of the stockholders who have demanded appraisal rights. After notice to those stockholders, the Court can conduct a hearing to determine the stockholders entitled to appraisal rights. The Court may require stockholders who have demanded payment for their shares to submit their stock certificates to the Court for a notation thereon, and if any stockholder fails to comply with the requirement, the Court may dismiss the proceedings as to such stockholder. At a hearing on the petition, the Court will determine the stockholders entitled to appraisal rights and will appraise the common stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the merger and will determine the amount of interest, if any, to be paid upon the value of the common stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of common stock, including asset values, the investment value of the common stock and any other valuation considerations generally accepted in the investment community. The value so determined for common stock could be more than, less than or the same as the consideration paid pursuant to the merger agreement. The Court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all common stock entitled to appraisal.

         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that common stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the merger).

         Holders of common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers to Harding a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger requires Harding's written approval. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger agreement.

         If an appraisal proceeding is timely instituted, such proceeding may not be dismissed without the approval of the Delaware Court of Chancery as to any stockholder who has perfected a right of appraisal.

         Failure by the stockholder to take any required step to perfect appraisal rights may result in termination of the appraisal rights. Because the appraisal provisions of the Delaware General Corporation law are so complex, stockholders who are considering exercising their appraisal rights under Section 262 should consult with their legal advisors.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. THIS PROXY STATEMENT CONSTITUTES NOTICE TO HOLDERS OF HARDING COMMON STOCK THAT APPRAISAL RIGHTS ARE AVAILABLE TO THEM. STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Sections 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.


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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a


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

second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the


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Court deems advisable. The forms and other notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the


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stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.




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


                                     ANNEX A

      PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2000

                      HARDING LAWSON ASSOCIATES GROUP, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders of Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company"), and the accompanying Proxy Statement dated April __, 2000, and revoking any proxy heretofore given, hereby constitutes and appoints Richard D. Puntillo, Chairman of the Board and Robert
L. Costello, Jr., Chief Executive Officer and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of Harding Lawson Associates Group, Inc., standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Special Meeting of the Stockholders of Harding Lawson Associates Group, Inc. to be held at 707 Seventeenth Street, Suite 2400, Denver, Colorado, on May 25, 2000 at 9:00 a.m. local time, upon the following item as set forth in the Notice of Special Meeting and Proxy Statement, and according to their discretion, upon all other matters that may be properly presented for action at the meeting or any adjournments or postponements thereof. The undersigned may revoke this proxy at any time prior to its exercise.



-----------                                                        ------------
SEE REVERSE                                                        SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
-----------                                                        -----------

[x]    Please mark votes
       as in this example

THE PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" THE PROPOSAL LISTED ON THIS CARD.



Approval and adoption of the Agreement and      FOR       AGAINST     ABSTAIN
Plan of Merger, dated as of March 23, 2000,     [ ]         [ ]          [ ]
among MACTEC, Inc., CETCAM Acquisition
Corporation and Harding Lawson Associates
Group, Inc.

                           MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]

                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]


                           Please sign exactly as your name(s) appear(s). If shares are registered in more than one name, all owners should sign. When signing as attorney, executor, administrator, trustee, officer, partner, or guardian, please give full title. If more than one trustee, all should sign. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.



Signature:                            Date:
          ---------------------------      ------------------

Signature:                            Date:
          ---------------------------      ------------------